  EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of June 21, 2021

by and among

CONSTANT CONTACT, INC.,

GROOVE MERGER SUB, INC.

and

SHARPSPRING, INC.

ii

Exhibit A Form of Restrictive Covenant Agreements

iii

INDEX OF DEFINED TERMS

Antitrust Laws	2.1(b)
Company Data	6.18
Company Privacy Policies	6.18
Information Security Program	6.18
Malicious Code	6.18
Privacy Requirements	6.18, 6.18
Acquisition Proposal	6.18
Action	6.18
Affiliate	6.18
Agreement	Preamble
Award	6.18
Awardholder	6.18
Board	Recitals
Business	6.18
Business Day	6.18
CARES Act	6.18
Certificate of Merger	1.2
Change of Recommendation	4.8(d)
Closing	1.2
Closing Date	1.2
Code	6.18
Common Stock	6.18
Company	Preamble
Company Contracts	2.1(l)(i)
Company Disclosure Schedules	6.18
Company Employee	4.14(a)
Company Indemnitees	4.6(a)
Company IT Systems	2.1(w)
Company Lease	2.1(i)(iii)
Company Owned IP	6.18
Company Proxy Statement	2.1(t)
Company Related Parties	5.1(b)(iv)
Company Reports	2.1(e)(i)
Company SEC Documents	6.18
Company Stockholders’ Meeting	6.18
Company Termination Fee	6.18
Comparable Confidentiality Agreement	6.18
Confidentiality Agreement	4.3
Contract	6.18
DGCL	Recitals
Dissenting Shares	1.7
Effective Time	1.2
e-mail	6.5
Employee Benefit Plan	6.18
Encumbrance	6.18

iv

Environmental Law	6.18
Environmental Permit	6.18
Equity Interests	6.18
ERISA	6.18
ERISA Affiliate	6.18
Exchange Act	2.1(b)
Foreign Antitrust Laws	2.1(b)
GAAP	6.18
Governmental Entity	6.18
Hazardous Material	6.18
Historical Financial Statements	2.1(e)(ii)
HSR Act	6.18
Indebtedness	6.18
Insurance Policies	2.1(v)
Insurance Policy	2.1(v)
Intellectual Property	6.18
Interim Balance Sheet	6.18
Intervening Event	5.8(f)
IRS	6.18
Knowledge of Parent	6.18
Knowledge of the Company	6.18
Law	6.18
Leased Real Property	2.1(i)(ii)
Material Adverse Effect	6.18
Merger	Recitals
Merger Consideration	1.5
Merger Fund	1.6(a)
MergerSub	Preamble
Nasdaq	2.1(b)
Off-the-Shelf Licenses	6.18
Option	6.18
Optionholder	6.18
Options Payment Amount	1.4(d)(ii)
Order	6.18
Ordinary Course of Business	6.18
Other Filings	6.18
Outside Date	5.1(a)(ii)
Parent	Preamble
Parent Related Parties	5.1(b)(iv)
Parent Termination Fee	6.18
Paycheck Protection Program	6.18
Paying Agent	1.6(a)
Per Share Merger Consideration	1.4(a)
Permits	2.1(o)(i)
Permitted Encumbrances	6.18
Person	6.18

v

Personal Data	6.18
PPP Loan	6.18
Preferred Stock	6.18
Recommendation	2.1(b)
Registered IP	2.1(r)
Representatives	4.8(a)
Required Withholding Amounts	6.18
Requisite Company Vote	2.1(b)
Restrictive Covenant Agreements	Recitals
RSU	6.18
RSUholder	6.18
RSUs Payment Amount	“1.4(d)(iii)
SBA	6.18, 6.18
SEC	2.1(b)
Securities Act	2.1(e)(i)
Shares	Recitals
Solvent	6.18
Specified Company Executives	6.18
Specified Loan Documents	6.18
Stock Certificates	1.4(a)
Stockholder	6.18
Subsidiary	6.18
Superior Offer	6.18
Surviving Corporation	1.1
Takeover Statute	Section 2.1(b)(ii)
Tax	6.18
Tax Return	6.18
Taxing Authority	6.18
Transaction Documents	6.18
WARN Act	4.10

vi

THIS AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 21, 2021, by and among (a) Constant Contact, Inc., a Delaware corporation (“Parent”), (b) Groove Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“MergerSub”), and (c) SharpSpring, Inc., a Delaware corporation (the “Company”).  Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Section 6.18.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, MergerSub shall be merged with and into the Company as set forth in Article I hereof (the “Merger”);

WHEREAS, in the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Shares”), will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, Parent and MergerSub to enter into this Agreement, each of Greenhaven and each of the executive officers and directors of the Company have executed and delivered a stockholder support agreement (the “Support Agreement”) pursuant to which, among other things, such stockholders, officers and directors have agreed to vote all of the Shares owned by them in favor of the Merger and the adoption of this Agreement by the Company, upon the terms and conditions set forth in the Stockholder Support Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously:  (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and MergerSub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of each of Parent and MergerSub have each unanimously: (a) determined that it is in the best interests of Parent or MergerSub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in each case, in accordance with the DGCL;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, each of the Persons set forth on Schedule A has delivered to Parent a fully executed Non-Competition, Non-Solicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit A (the “Restrictive Covenant Agreements”);

WHEREAS, as a result of the Merger, at the Effective Time, the Company will become a wholly-owned Subsidiary of Parent; and

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WHEREAS, Parent, MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

MERGER

Section 1.1      The Merger.  Under the terms and subject to the conditions in this Agreement, and in accordance with the DGCL, pursuant to the Merger, MergerSub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate existence of MergerSub shall cease, and the Company shall continue to exist as the surviving corporation (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.2      Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1999 Avenue of the Stars, 17th Floor, Los Angeles, California 90067 on the fifth Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article III (excluding conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing) or such other time as Parent and the Company agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and MergerSub shall duly file, or shall cause to be duly filed, with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

Section 1.3      Effects of the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a)       Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended in the Merger to be the same as the Certificate of incorporation of MergerSub immediately prior to the Effective Time until amended in accordance therewith and with applicable Law, except that such certificate of incorporation shall reflect “SharpSpring, Inc.” as the name of the Surviving Corporation as of the Effective Time.

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(b)       Bylaws.  The bylaws of MergerSub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until amended in accordance therewith and in accordance with the certificate of incorporation of the Surviving Corporation and applicable Law.

(c)       Directors.  The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(d)       Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4      Conversion, Cancellation or Redemption of Shares and Awards in the Merger.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a)       Company Common Stock.  At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 1.4(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive, subject to Section 1.4(b), an amount in cash equal to $17.10, without interest, subject to deduction for any required withholding Tax or other amounts required to be withheld therefrom under applicable Law, in accordance with Section 1.9 (the “Per Share Merger Consideration”).  As of the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 1.4(b) and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of such shares of Common Stock (whether or not any such shares of Common Stock are represented by a certificate or certificates (the “Stock Certificates”)) shall cease to have any rights with respect to such shares of Common Stock, except for the right to receive, with respect to each such share of Common Stock, the Per Share Merger Consideration, subject to deduction for any required withholding Tax or other amounts required to be withheld therefrom under applicable Law, in accordance with Section 1.9.

(b)       Company Treasury Stock; Shares Held by Parent and MergerSub.  At the Effective Time, each share of Common Stock that is held in the treasury of the Company, if any, and each share of Common Stock owned directly or indirectly by Parent or MergerSub shall automatically be cancelled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

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(c)       MergerSub Stock.  At the Effective Time, each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)       Treatment of Awards.

(i)        No Award shall be continued, substituted or assumed in connection with the Closing.  Each Award held by an Awardholder that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be deemed cancelled at and as of the Closing.

(ii)       As of the Effective Time, each Option that is vested, outstanding and unexercised immediately prior to the Closing (each, a “Vested Option”) shall be cancelled and the Optionholder thereof shall be entitled to receive an amount, if any, for each share of Common Stock subject to such Optionholder’s Vested Option, equal to (x) the Per Share Merger Consideration, minus (y) the sum of (1) the exercise price per share of Common Stock of such Vested Option and (2) any applicable Required Withholding Amounts with respect to the amount equal to the Per Share Merger Consideration minus the exercise price per share of Common Stock of such Vested Option (such Required Withholding Amounts to be determined by the Company in good faith and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities).  The aggregate amount payable to all Optionholders pursuant to this Section 1.4(d)(i) is referred to in this Agreement as the “Options Payment Amount”.

(iii)      As of the Effective Time, each Option that is unvested shall be cancelled, terminated and extinguished by the Company and the holder of such unvested Option shall receive no consideration thereof, in each case, except as as (A) otherwise provided in an agreement in effect as of the date hereof between the Company and the holder of such unvested Option and disclosed on Schedule 2.1(c)(iv) of the Company Disclosure Schedule or (B) otherwise agreed in writing between Parent and the holder of such unvested Option.

(iv)      As of the Effective Time, each RSU that is vested (including as a result of the Merger) (each, a “Vested RSU”) shall be canceled and the RSUholder shall be entitled to receive an amount, if any, equal to (x) the product of (1) the Per Share Merger Consideration and (2) the total number of shares of Common Stock underlying such RSUholder’s Vested RSUs, minus (y) any applicable Required Withholding Amounts with respect to the amount described clause (x) (such Required Withholding Amounts to be determined by the Company in good faith and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities).  The aggregate amount payable to all RSUholders pursuant to this Section 1.4(d)(iv) is referred to in this Agreement as the “RSUs Payment Amount”.  At the Effective Time, each RSU that is unvested shall be cancelled, terminated and extinguished by the Company and the holder of such unvested RSU shall receive no consideration thereof, in each case, except as (A) otherwise provided in an agreement in effect as of the date hereof between the Company and the holder of such unvested RSU and disclosed on Schedule 2.1(c)(iv) of the Company Disclosure Schedule or (B) otherwise agreed in writing between Parent and the holder of such unvested RSU.

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(v)       The Company shall pay the Optionholders and the RSUholders who are or were Company employees the cash payments described in this Section 1.4(d) through the Company’s payroll system promptly after the Effective Time, but in any event not later than the second payroll period after the Effective Time.

(vi)      The Parent and Surviving Corporation (as applicable) shall be entitled and required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Optionholder or RSUholder the applicable Required Withholding Amounts (as determined by the Company in good faith).  To the extent that the Required Withholding Amounts are so withheld by the Surviving Corporation, (i) such Required Withholding Amounts shall be promptly remitted by the Surviving Corporation to the applicable Taxing Authority, (ii) such Required Withholding Amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made, and (iii) the Surviving Corporation shall be solely responsible for such withholding and such payments to the Taxing Authorities.

(vii)     Prior to the Closing, the Company shall take all action that may be necessary (under the Company’s 2010 Stock Incentive Plan and 2019 Equity Incentive Plan or otherwise) to effectuate the provisions of this Section 1.4 and to ensure that, from and after the Closing, each Optionholder or RSUholder shall cease to have any rights with respect to such awards, except the right to receive the consideration specified in this Section 1.4(d), if any, without interest.

Section 1.5      Merger Consideration.  The aggregate consideration to be paid by Parent and MergerSub to Stockholders in connection with the Merger shall be an amount equal to (i) the product of (x) the Per Share Merger Consideration and (y) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 1.4(b) and any Dissenting Shares) (such amount, the “Merger Consideration”).

Section 1.6      Merger Fund and Payments.

(a)       At the Closing, Parent shall deposit, or cause to be deposited, in trust with a bank or trust company designated by the Parent and reasonably acceptable to the Company (such bank or trust company, the “Paying Agent”), cash in the aggregate amount equal to the Merger Consideration (such deposit, the “Merger Fund”).  The Merger Fund deposited with the Paying Agent shall be applied to pay the consideration in respect of shares of Common Stock outstanding immediately prior to the Effective Time (subject to the provisions of Section 1.4(b) relating to treasury stock and Section 1.7 relating to Dissenting Shares). Pending distribution of the Merger Fund pursuant to Section 1.6(b), the Merger Fund shall be held by the Paying Agent in trust, in cash, for the benefit of the Company, the Surviving Corporation, and Stockholders, and the Merger Fund shall not be used for any other purposes.

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(b)       As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock immediately prior to the Effective Time (i) a customary letter of transmittal (the “Letter of Transmittal”) to be completed, executed and delivered by such holder to receive such holder’s portion of the Merger Fund and (ii) instructions for effecting the surrender of Stock Certificates in exchange for the Merger Consideration.  Upon proper completion, execution and delivery by a holder of record of shares of Common Stock to the Paying Agent of a Letter of Transmittal and all other documentation required by the Letter of Transmittal (including surrender of a Stock Certificate or Stock Certificates for cancellation or an affidavit of lost Stock Certificate as required by the Letter of Transmittal), such holder shall be entitled to receive, in exchange for each share of Common Stock, the Per Share Merger Consideration and the Stock Certificates so surrendered will be cancelled.  No interest will be paid or accrued for the benefit of holders of shares of Common Stock on the Per Share Merger Consideration payable upon the surrender of such Stock Certificates.  Until surrendered, outstanding Stock Certificates (other than Stock Certificates representing Dissenting Shares) will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof.

(c)       If payment is to be made to a Person other than a registered holder of shares of Common Stock represented by the Stock Certificate or Stock Certificates in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Stock Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment being made to a Person other than the registered holder of such shares of Common Stock or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, such Stock Certificates shall be cancelled, retired and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)       If any cash deposited with the Paying Agent for purposes of payment of the consideration in exchange for shares of Common Stock in accordance with this Section 1.6 remains unclaimed one (1) year after the Effective Time, such cash shall be returned to Parent, or its designee, automatically, and any holder of shares of Common Stock who has not converted each of such holder’s shares of Common Stock into the Per Share Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of such amount, without any interest thereon.  Any amounts remaining unclaimed by holders of shares of Common Stock five (5) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)        No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid with respect to the Shares.

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Section 1.7      Dissenting Shares.  Notwithstanding any contrary provision of this Agreement, any shares of Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive any portion of the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each such share of Common Stock shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive (subject to the terms and conditions set forth in Section 1.6) the Per Share Merger Consideration, without any interest thereon and subject to any Tax withholding pursuant to Section 1.9.  The Company shall give Parent and MergerSub (a) prompt written notice of any written notices to demand appraisal (and in any event within twenty-four (24) hours), withdrawals or forfeitures of notices to demand appraisal and any other instruments relating to appraisal rights served pursuant to the DGCL and received by the Company in respect of the Dissenting Shares, and (b) the opportunity to direct and control all negotiations and Actions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Shares. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.8      Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.9 Withholding Rights. Notwithstanding any other provision in this Agreement, each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or any other payments made in connection with this Agreement, as applicable, payable to any Person such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1      Representations and Warranties of the Company.  Except as set forth in the Company Disclosure Schedules or the Company SEC Documents filed prior to the date of this Agreement (with respect to the Company SEC Documents, other than (i) any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and any other disclosures contained or referenced therein or information, factors or risks that are predictive, cautionary or forward looking in nature and (ii) with respect to Section 2.1(b)(i), Section 2.1(c), Section 2.1(d), Section 2.1(p) and Section 2.1(u)), the Company represents and warrants to Parent and MergerSub as follows:

(a)       Due Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has all requisite corporate power and authority necessary to own, lease and operate its material property and assets and to carry on its business as now conducted.  The Company has made available to Parent true, correct and complete copies of the Company Certificate and Bylaws, in each case in full force and effect as of the date of this Agreement.  The Company is not in violation of the Company Certificate or Bylaws.

(b)       Authorization of Transaction.

(i)        The Company has full corporate power and authority to execute and deliver this Agreement, and each of the other Transaction Documents to which it is (or will be) a party, and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is (or will be) a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and each such other Transaction Document, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby or thereby, subject only, in the case of the consummation of the Merger, to the receipt of the Requisite Company Vote.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby.  This Agreement has been (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will be) duly executed and delivered by the Company, and this Agreement constitutes (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will constitute) a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. The Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein (the “Declaration”); (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (the “Recommendation”), which Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

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(ii)       The Board has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and the Stockholder Support Agreements, and no other “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) or any anti-takeover provision in the organizational documents of the Company is applicable to the Company, the Shares, this Agreement, the Stockholder Support Agreement, the Merger or the transactions contemplated herein.

(iii)      No filing or registration with, notification to, or authorization, consent, permit, order or approval of any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is (or will be) a party or the consummation by the Company of the Merger and the other transactions contemplated thereunder, except (i) the filing of Company Proxy Statement in definitive form with the Securities and Exchange Commission (the “SEC”)  in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of any Other Filings with the SEC, (iii) filings under (A) the HSR Act or (B) or any other applicable competition Laws (the “Foreign Antitrust Laws”) and, together with the HSR Act, the “Antitrust Laws”) , (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) those that may be required under the applicable rules and regulations the Nasdaq National Market (“Nasdaq”), and (vi) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)       Capital Structure.

(i)        The authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.  As of close of business on June 21, 2021, (i) 12,872,121 shares of Common Stock were issued and outstanding, (ii) (A) 828,946 shares of Common Stock were reserved and available for issuance of equity awards pursuant to the Company’s 2010 Stock Incentive Plan (of which 828,946 shares of Common Stock were subject to the exercise of outstanding Options) and 845,181 shares of Common Stock were reserved and available for issuance of equity awards pursuant to the Company’s 2019 Equity Incentive Plan (of which 656,471 shares of Common Stock were subject to the exercise of outstanding Options and 188,710 shares were subject to outstanding RSUs), (iii) no shares of Preferred Stock were issued or outstanding and (iv) 20,000 shares of Common Stock were held by the Company treasury.  Except as provided in the preceding sentence and except for shares of Common Stock that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance.

(ii)       Schedule 2.1(c) sets forth the following information with respect to each Award outstanding, as applicable: (A)  the name of the holder such Award; (B)  the number of shares of Common Stock subject to such Award; (C) the exercise or purchase price of such Award; (D) the date on which such Award was granted; (E) the vesting schedule applicable to such Award; (F) whether an election under Section 83(b) of the Code was filed with respect to such Award; and (G) the date on which such Award expires.  The Company has made available to Parent accurate and complete copies of the Company’s 2019 Equity Incentive Plan or 2010 Stock Incentive Plan pursuant to which the Company has granted the Awards that are currently outstanding or allotted, as applicable, and the form of all stock and stock-based award agreements evidencing the Awards.  No Award was granted with an exercise price per share or purchase price per share, as applicable, less than the fair market value of the underlying Common Stock as of the date such Award was granted. All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued pursuant to the Company’s 2010 Stock Incentive Plan and the Company’s 2019 Equity Incentive Plan and any applicable award agreement will be when issued in accordance with the respective terms thereof, fully paid and non-assessable, have been legally and validly authorized and issued, free and clear of any Encumbrances created by the Company (other than restrictions under applicable securities laws) and have not been issued in violation of any applicable Laws or any preemptive rights, rights of first refusal or similar rights or any other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party or the organizational documents of the Company and the Company Subsidiaries.

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(iii)      Other than as set forth in this Section 2.1(c) or in Schedule 2.1(c) or, after the date hereof, to the extent expressly permitted by Section 4.1, the Company has no other issued or outstanding Equity Interests, and there are no agreements, options, warrants, convertible or exchangeable securities, preemptive rights, repurchase rights, calls, rights of first refusal, rights of first offer, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other commitments or other rights or arrangements existing or outstanding to which the Company or any of its Subsidiaries is a party that provide for the sale or issuance of any Equity Interests of the Company or any securities that are convertible into, or exercisable or exchangeable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except for the Stockholder Support Agreement, there are no (x) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any capital stock or Equity Interests of the Company and (y) obligations or binding commitments of any character restricting the transfer of any capital stock or Equity Interests to which the Company is a party or by which it is bound.

(iv)      (A) Other than as set forth on Section 2.1(c)(iv), there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Award as a result of the transactions contemplated herein, and (B) all outstanding or allotted Common Stock, all outstanding Options, all outstanding shares of RSU and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws, including, with respect to Options, Section 409A of the Code. Other than as expressly provided in Article I, the Company has not taken any action to accelerate the vesting of any Award.

(v)       There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or Equity Interests of the Company or to provide funds to, or make any investment in any other Person, and there are no accrued and unpaid dividends with respect to any Shares. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is in effect.

(vi)      Other than as specifically set forth in this Agreement, at the Effective Time, no Stockholder, in its capacity as a stockholder or director of the Company, will be entitled to any indemnity, reimbursement or other similar rights from Parent, the Surviving Corporation or its Subsidiaries, including by virtue of such Stockholder's investment in the Company or any other Contract, and no obligation, liability or other circumstances shall exist at the Effective Time that give or may give rise to any liability of Parent, the Surviving Corporation or its Subsidiaries to any Company Stockholder, other than as specifically set forth in Schedule 2.1(c).

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(d)       Company Subsidiaries.  Schedule 2.1(d) sets forth, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization or formation.  All issued and outstanding shares of capital stock, limited liability company interests or Equity Interests (as applicable) of each of the Company’s Subsidiaries are (i) duly authorized, validly issued, fully paid and (in the case of any Subsidiary which is a corporation) nonassessable, and (ii) owned beneficially and of record directly or indirectly by the Company, free and clear of all Encumbrances, except for restrictions on transfer under state and federal securities Laws.  Each such Subsidiary of the Company is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or formation.  Each Subsidiary of the Company is qualified or otherwise authorized to act as a foreign entity and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary of the Company has all requisite corporate, limited liability company or other entity (as applicable) power and authority to own, lease, use and operate its property and assets and to carry on its business as now conducted.  There are no (i) authorized or outstanding securities of any of the Subsidiaries convertible into or exchangeable for, no options or warrants, or other rights, arrangements, agreements or commitments giving any Person any right to subscribe for or acquire from, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, or Equity Interest of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting, acquisition, disposition, registration or transfer of the Subsidiaries’ capital stock or other ownership interest or Equity Interest, or (iii) outstanding obligations of any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests or Equity Interest in any Subsidiary or to provide funds to, or make any investment in any other Person.  There are no outstanding or authorized stock or equity appreciation rights, phantom stock rights, or other phantom equity related instruments, profit participation or similar rights with respect to any Subsidiary. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each of its Subsidiaries, in each case in full force and effect as of the date of this Agreement. The Company’s Subsidiaries are not in material violation of their respective organizational or governing documents. Other than with respect to the Subsidiaries of the Company, the Company and its Subsidiaries do not own or hold the right to acquire any equity securities, or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person. Other than as set forth in Section 2.1(c), in Schedule 2.1(c) or, after the date hereof, to the extent expressly permitted by Section 4.1, no Subsidiary has issued or outstanding Equity Interests, and there are no agreements, options, warrants, convertible or exchangeable securities, preemptive rights, repurchase rights, calls, rights of first refusal, rights of first offer, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, equity-based compensation or other commitments or other rights or arrangements existing or outstanding to which any Subsidiary is a party that provide for the sale or issuance of any Equity Interests of any Subsidiary or any securities that are convertible into, or exercisable or exchangeable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of any Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

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(e)       Company Reports; Historical Financial Statements; No Undisclosed Liabilities; Internal Controls.

(i)        The Company has timely filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it since December 31, 2017 (the “Company Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company Reports complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933, as amended  (the “Securities Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, and none of the Company Reports at the time they were filed contained, or if not yet filed, will not contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. True, correct and complete copies of all Company Reports filed as of the date hereof are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC.  The Company is also in compliance in all material respects with the applicable listing and corporate governance rules of Nasdaq. There are no material outstanding or unresolved comments received from the SEC with respect to any Company Reports, and, to the Knowledge of the Company with the SEC, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(ii)       The audited consolidated financial statements and unaudited consolidated quarterly financial statements of the Company included or incorporated by reference in the Company’s Annual Report on Form 10-K, filed with the SEC on March 31, 2021 and the Company’s latest Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2021 (collectively, the “Historical Financial Statements”) fairly present in all material respects, or if filed after the date hereof, will fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as required by GAAP or as expressly disclosed in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements, which are not material, individually or in the aggregate).

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(iii)      Neither the Company nor any of its Subsidiaries has any liabilities or obligations, other than (A) liabilities or obligations reflected in or reserved against in the balance sheet of the Company dated as of March 31, 2021 included in Company SEC Documents, (B) liabilities or obligations which were incurred in the Ordinary Course of Business after December 31, 2020, that are of the same nature as those reflected on the balance sheet for the Company as of December 31, 2020, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and are not material in amount (C) liabilities or obligations incurred in connection with the negotiation of this Agreement and the Transaction Documents and the performance of the Company’s obligations under this Agreement and the Transaction Documents or (D) liabilities or obligations to perform under executory contracts (other than liabilities arising in connection with or related to any breach thereunder or any penalty, termination or similar fee or charge thereunder) or (E) liabilities or obligations that individually or in the aggregate have not had and would not reasonably be expected to have, a Material Adverse Effect.

(iv)      The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company (A) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since December 31, 2017, the Company has been and is compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq.

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(f)        No Conflict or Violation.  The execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) assuming that the Stockholder Support Agreement and all filings, registrations, notifications, authorizations, consents and approvals described in Section 2.1(b) have been made or obtained (or the expiration of any applicable waiting period), violate any applicable Law to which the Company or any of its Subsidiaries is subject, (ii) conflict with, result in a violation or breach of, constitute a default under (or an event that, with notice or lapse of time or both, would become a default), result in the creation of an Encumbrance (other than a Permitted Encumbrance), the payment of fees or the acceleration of any obligations under, give rise to a right of termination or cancellation, or require any notice under, any Contract to which the Company or any of its Subsidiaries is a party (or by which any of their respective assets or properties are bound) or any Permit held by it or them, or (iii) conflict with or violate any provision of the Company Certificate or Bylaws or any provision of the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of the Company’s Subsidiaries, or (iv) result in the creation or imposition of any Encumbrance on any asset of the Company, except with respect to the foregoing clauses (i), (ii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)       Legal Proceedings.  There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any of their respective officers or members of the board of managers or board of directors (or comparable governing body) in connection with the Business), which, if adversely determined, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging the validity of or which would reasonably be expected to prevent, materially delay or affect or prohibit, the consummation of the transactions contemplated by this Agreement or any other Transaction Document.  Neither the Company nor any of its Subsidiaries is subject to any judgments, settlements, writs, decrees, injunctions or orders of any Governmental Entity, which have had, or which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or affect or prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

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(h)       Personal Property.  Except as set forth in Schedule 2.1(h), the Company and its Subsidiaries have good, marketable and valid title to (or, in the case of leased tangible personal property, a valid and subsisting leasehold interest in), free and clear of any Encumbrances (except for Permitted Encumbrances), all of the tangible personal property and assets owned, leased or licensed by the Company or any of its Subsidiaries except  where the failure of which to have good and valid title to (or a valid and subsisting leasehold interest in) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The material facilities, machinery, equipment and other tangible assets of the Company and its Subsidiaries have been maintained in accordance with normal industry practice.  The Company and its Subsidiaries own or lease under valid leases all material facilities, machinery, equipment and other tangible assets necessary for the conduct of the Business as currently conducted.

(i)        Real Property.

(i)        Neither the Company nor any of its Subsidiaries owns or has ever owned any fee title interest in real property.

(ii)       Schedule 2.1(i)(ii) identifies each material written lease to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries directly or indirectly leases interests in real property (the “Leased Real Property”).

(iii)      The Company or its applicable Subsidiary has valid leasehold title to each written lease to which the Company or any of its Subsidiaries is a party with respect to the Leased Real Property (each, a “Company Lease”, and collectively, the “Company Leases”), in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has delivered or made available to Parent accurate and complete copies of each Company Lease.  Neither the Company nor any of its Subsidiaries has received written a notice of any pending condemnation proceedings or eminent domain proceedings of any kind against the Leased Real Property and, to the Knowledge of the Company, none are threatened against the Leased Real Property. The occupancies and uses of the Leased Real Property by the Company (or its Subsidiaries, as appropriate), as well as the   maintenance of the Leased Real Property by the Company (or its Subsidiaries, as appropriate), comply in all material respects with all applicable Laws.

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(iv)      Other than as set forth in Schedule 2.1(i)(iv), none of the Company Leases has been amended or extended. No material default or breach by the Company or any of its Subsidiaries, nor any event with respect to the Company or any of the Company Subsidiaries that with notice or the passage of time would result in a material default or breach, has occurred under any Company Lease and, to the Knowledge of Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. None of the Company or any of its Subsidiaries has vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same. No security deposit or portion thereof deposited under such Company Lease has been applied in respect of a breach or default under such Company Lease.

(j)        Taxes.

(i)        Except as set forth in Schedule 2.1(j)(i), the Company and its Subsidiaries have accurately (in all material respects) and timely filed (taking into account extensions obtained in the Ordinary Course of Business) all income, franchise and other material Tax Returns required to have been filed by them and have timely paid all income, franchise and other material Taxes due and payable by them.  The Company and its Subsidiaries have made adequate provision in their financial statements for accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Historical Financial Statements have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods.  There are no Encumbrances on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Encumbrances.

(ii)        The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except as set forth in Schedule 2.1(j)(i).

(iii)       As of the date hereof, there are no ongoing, pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes owed or owing by the Company or any of its Subsidiaries.  No claim has been made in writing by any Taxing Authority that the Company or any of its Subsidiaries is or may be subject to a type of Tax or required to file a type of Tax Return in a jurisdiction in which it does not pay such Taxes or file such Tax Returns, except as set forth in Schedule 2.1(j)(i).

(iv)       Neither the Company nor any of its Subsidiaries has executed, filed with or requested from any Taxing Authority any agreement extending the period for assessment or collection of any material Taxes.  No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to change a method of accounting, has been requested from, entered into with or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.

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(v)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code.

(vi)       Neither the Company nor any of its Subsidiaries is a party to any Tax-sharing or Tax-allocation agreement (other than any agreement entered into in the Ordinary Course of Business that does not principally relate to Taxes).

(vii)      Neither the Company nor any of its Subsidiaries have entered into, or participated in, any “listed transaction” or “reportable transaction” within the meaning of Section 6707A(c) of the Code or United States Treasury Regulation Section 1.6011-4.

(viii)     Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated United States federal income Tax Return or other group filing a consolidated, combined, affiliated, unitary or similar income Tax Return (other than a group the common parent of which was the Company).  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), or as a transferee or successor, by Contract or otherwise.

(ix)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time, except as set forth in Schedule 2.1(j)(ix)(B), (B) intercompany transaction entered into on or prior to the Effective Time, (C) installment sale or open transaction entered into on or prior to the Effective Time, or (D) prepaid amount received outside of the Ordinary Course of Business on or prior to the Effective Time.

(x)        The U.S. federal income tax classification of each Subsidiary of the Company is, and has always been, as set forth in Schedule 2.1(j)(x), and, except as set forth in Schedule 2.1(j)(x), no election under United States Treasury Regulations Section 301.7701-3 with respect to the federal income tax classification of a Subsidiary of the Company has ever been made.

(xi)       Except for the Subsidiaries of the Company set forth on Schedule 2.1(j)(xi), neither the Company nor any of its Subsidiaries has any direct or indirect interest in any trust, partnership (or arrangement that may be treated as a partnership), corporation, limited liability company, or other “business entity” for U.S. federal income Tax purposes.

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(xii)      No Subsidiary of the Company organized under the laws of a country other than the United States (A) has an investment in U.S. property within the meaning of Section 956 of the Code, (B) is engaged in a United States trade or business for U.S. federal income Tax purposes, or (C) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(xiii)     Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code.

(xiv)     Neither the Company nor any of its Subsidiaries has deferred the employer’s share of “applicable employment taxes” under section 2302 of the CARES Act. To the extent applicable, each of the Company and its Subsidiaries (A) has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, and (B) has not received or claimed any tax credits under Section 2301 of the CARES Act.

(k)       Absence of Certain Changes.  Since December 31, 2020, there has not occurred any Material Adverse Effect and no fact or condition exists or is contemplated or threatened which, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Effect in the future.  Except as contemplated by this Agreement and the other Transaction Documents, since December 31, 2020 through the date of this Agreement, the Company and its Subsidiaries have operated the Business in the Ordinary Course of Business in all material respects (subject to the effects resulting from the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby), and neither the Company nor any of its Subsidiaries has taken any actions or omitted to take any actions that if so taken or omitted after the date hereof would require Parent’s consent under Section 4.1.

(l)        Company Contracts.

(i)        Schedule 2.1(l)(i) identifies all Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound which are in the categories listed below (collectively, the “Company Contracts”):

(A)       any Contract under which the Company or any of its Subsidiaries has borrowed any money or issued any note, bond, debenture or similar instrument, or has directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person, in any such case involving unpaid principal amounts in excess of $250,000;

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(B)       any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $250,000;

(C)       any collective bargaining agreement or other Contract with any works council, labor union or other labor organization;

(D)      any Contract (1) for the employment or engagement of any individual on a full time, part time or consulting basis, or (2) providing for severance, retention or stay bonus, advance notice of termination, change in control bonus, accelerated vesting, or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(E)       each joint venture, partnership or similar Contract;

(F)       each Contract relating to the acquisition or disposition of any business, Equity Interests or material assets (whether by merger, consolidation or acquisition of stock or assets) by the Company or any of its Subsidiaries of any Person or division thereof or a collection of assets constituting all or substantially all of a business or business unit entered into by the Company or any of its Subsidiaries at any time during the two (2) years prior to the date of this Agreement or pursuant to which the Company or its Subsidiaries has any ongoing indemnification obligations, deferred purchase price obligations or earn-out obligations;

(G)       any Contract relating to the lease of personal property providing for annual payments of $250,000 or more;

(H)      all Contracts requiring payment by any party exceeding $250,000 annually and the licensing of Intellectual Property by the Company or any of its Subsidiaries to any Person or by a Person to the Company or any of its Subsidiaries, in each case, other than non-exclusive licenses granted to customers of the Company in the Ordinary Course of Business or Off-the-Shelf Licenses;

(I)        all Contracts exclusively licensing Company Owned IP that restrict the Company’s or any of its Subsidiaries’ right or ability to use or disclose any Company Owned IP;

(J)        any Contract containing (x) a covenant not to compete by the Company or any of its Subsidiaries or (y) any other restriction, in each case that materially impairs the ability of the Company or any of its Subsidiaries to freely conduct the Business in the Ordinary Course of Business;

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(K)       any Contract granting a “most favored nation” status to any Person or containing exclusive dealing arrangements that are material to the Company or any or its Subsidiaries; or right of right of first refusal or first offer or similar right;

(L)       any Contract involving the compromise or settlement of any Action;

(M)      any Contract entered into with affiliates of the Company or any of its Subsidiaries (other than the Company and any of the Company Subsidiaries), or any beneficial owner of five percent (5%) or more of any class of equity interests of the Company or any of its Subsidiaries;

(N)      any Contract with which involves the payment or receipt of an amount in excess of $250,000 per annum;

(O)       any Contract under which (x) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (y) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(P)       any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts that are material to the Company and its Subsidiaries, taken as a whole;

(Q)       any Contracts with any Governmental Entity;

(R)       any Contract that restricts payment of dividends or distributions in respect of the Common Stock or other Equity Interests of the Company or any of its Subsidiaries but which has not been filed as an exhibit to the Company SEC Documents;

(S)       any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries but which has not been so disclosed in the Company SEC Documents;

(T)       any Contract that constitutes a “material contract” with a related person (as such term is defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports; or

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(U)       any outstanding written commitment to enter into any Contract of the type described in clauses (A) through (T) of this Section 2.1(l)(i).

(ii)       Each Company Contract (other than any Company Contract that has expired or terminated in accordance with its terms or that has been terminated not in violation of this Agreement) constitutes a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto and is in full force and effect, (B) the Company and its Subsidiaries have fulfilled and performed in all material respects their obligations under each Company Contract  and (C) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any counterparties thereto are in, or are alleged to be in, any material breach or material default under any Company Contract which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Company Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of each Company Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

(iii)      During the past twelve (12) months there have been no material claims or disputes pending or threatened under any Company Contract. During the past twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Contract (A) that such other party intends to terminate, cancel, fail to renew or renegotiate (or otherwise materially change) the scope of any terms of, or to reduce the volume of business transacted pursuant to, any such Company Contract, nor, to the Knowledge of the Company, has any other party to a Company Contract repudiated any provisions thereof or (B) seeking to excuse such party’s non-performance, or to delay such party’s performance, due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise).

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(m)      Labor.

(i)        No strike, work stoppage, walkout, lockout, or other material labor dispute involving the employees of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no such dispute has occurred within the past three (3) years.  There is no union representation petition involving the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company are there or for the past three (3) years have there been any other ongoing or threatened union organizing activities.  Employees of the Company and its Subsidiaries are not represented by any labor union or any similar employee representative organization or association, nor are any collective bargaining agreements or other Contracts with any labor organization or any similar employee representative organization or association otherwise in effect or being negotiated with respect to such employees in connection with their employment with the Company or any of its Subsidiaries.  Within the past three (3) years, neither the Company nor its Subsidiaries have implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, which “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” triggered any notice obligations under the Worker Adjustment and Retraining Notification Act.

(ii)       The Company has provided to Parent a true and correct list of all employees and independent contractors of the Company and its Subsidiaries, containing:  (A) their names and status as an employee or contractor; (B) the entity with which they are employed or engaged and their location (country, state, city); (C) their start dates; (D) their job titles; (E) their fulltime, part-time, or temporary status; (F) their base salaries or base hourly wage or contract rate; (G) their target bonus rates or target commission rates; (H) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments); (I) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (J) their visa status, if applicable, and (K) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law.

(iii)      The Company and its Subsidiaries (A) are, and at all times during the past three (3) years have been, in material compliance with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health; (ii) have withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company employee; (iii) have no material Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company employee (other than routine payments to be made in the normal course of business and consistent with past practice)

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(iv)      Except as set forth in Schedule 2.1(m), there are no currently pending, and have not been during the past three (3) years, any actions, suits, claims (oral or written), charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company or any of its Subsidiaries, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other service provider of the Company or any of its Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws such as would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(v)       Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Person providing services to the Company and its Subsidiaries that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized as such and the Company and its Subsidiaries do not have any material liability or obligations arising out of the hiring or retention of Persons to provide services to the Company and its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of the Company and its Subsidiaries. All employees of the Company and its Subsidiaries have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(vi)      To the Knowledge of the Company, during the past three (3) years, (A) no allegations of workplace sexual or racial harassment, discrimination or misconduct have been made against any (1) officer or director of the Company or its Subsidiaries, or (2) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or its Subsidiaries, and (B) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of workplace sexual or racial harassment, discrimination or misconduct by an employee, contractor, director, officer, or other representative of the Company or its Subsidiaries.

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(n)       Environmental Liability.  Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)        the Company and its Subsidiaries are, and for the last five (5) years have been, in compliance with all applicable Environmental Laws and all Permits required under applicable Environmental Laws;

(ii)       To the Knowledge of the Company, the Company and its Subsidiaries have obtained all Environmental Permits required by applicable Governmental Entities for the operation of the Business as currently conducted;

(iii)      There is no Action relating to Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including with respect to the Leased Real Property and the Business;

(iv)      Neither the Company nor its Subsidiaries has caused any past or present contamination, or releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing (collectively “Release”) of any Hazardous Materials, in each case, that has violated applicable Environmental Law, and, to the Knowledge of the Company, there has been no Release of any Hazardous Materials on, at, under or from the any property currently or formerly leased or operated by the Company or its Subsidiaries and used by or for the Business;

(v)       None of the Company or its Subsidiaries has assumed or provided by Contract any indemnity against any Liability of any other Person under any Environmental Laws;

(i)        The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of all material environmental site assessments, compliance audits, notices of violation, Orders, and other material environmental reports in its possession, custody or control that relate to the Leased Real Property;

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(ii)       Neither the Company nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, or judgment; and

(iii)      No lien has been recorded or, to the Knowledge of the Company, threatened under any Environmental Law with respect to the Business.

(o)       Compliance with Law.

(i)        The Company and its Subsidiaries are currently operating the Business and since December 31, 2017 have operated the Business in compliance with applicable Laws, except to the extent any non-compliance therewith has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since December 31, 2017, the Company and its Subsidiaries have not entered into or been subject to any injunction, judgment, settlement, decision, ruling, decree or order of any Governmental Entity or other similar legal requirement having the force or effect of Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All approvals, permits, authorizations, franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, and orders of any Governmental Entities, certificates and licenses of Governmental Entities required to conduct the Business in the Ordinary Course of Business (as currently conducted) and own, lease and operate its properties and assets (collectively, “Permits”) are (i) in the possession of the Company or a Subsidiary of the Company, (ii) in full force and effect and (iii) being complied with, except for such Permits the failure of which to possess, to be in full force and effect or to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)       Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has at any time within the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (as such term is defined therein). Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company any agent or third party representative acting on behalf of the Company or any of its Subsidiaries, has been within the last five years or is designated on, or is owned or controlled by any party that has been within the last five years or is designated on, the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control.

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(iii)      Since December 31, 2018, the Company and each of its Subsidiaries has conducted its transactions in accordance in all material respects with all applicable United States export and re-export control laws, import laws, economic sanctions laws, and all other applicable export control, import and sanctions laws in other countries in which the Company and its Subsidiaries conducts business (collectively, “Trade Control Laws”). Since December 31, 2018, the Company and each of its Subsidiaries has implemented and maintained in effect written policies, procedures and internal controls reasonably designed to prevent, deter and detect material violations of such applicable Trade Control Laws. To the Knowledge of the Company, as of the date hereof, there are no pending or threatened Actions against the Company or any of its Subsidiaries alleging a material violation of any of Trade Control Laws that are applicable to the Company and its Subsidiaries.

(p)       Brokers’ Fees.  Except for JMP Securities LLC, neither the Company nor any of its Subsidiaries has employed or retained any financial advisor, investment banker, agent, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or similar fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.  Prior to the date hereof, the Company has provided to Parent (i) copies of the engagement letters or agreements for JMP Securities LLC and any other law firm, consultant or other advisor that has or is expected to receive any compensation for services provided in connection with this Agreement and the transactions contemplated hereby and (ii) an estimate of the amount of fees incurred through the date hereof under such letters or agreements.

(q)       Employee Benefit Plans.

(i)        Schedule 2.1q)i) sets forth a correct and complete list of each material Employee Benefit Plan.  Neither the Company nor any ERISA Affiliate maintains, contributes to, or has an obligation to contribute to, or has ever maintained, contributed to, or had an obligation to contribute to, or otherwise had any liability or obligation with respect to (A) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (B) a pension plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code or (C) a multiple employer plan (within the meaning of Section 4063 or Section 4064 of ERISA).  No Employee Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Each Employee Benefit Plan (A) has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Law, and (B) is in material compliance with applicable Laws, including, if applicable to such Employee Benefit Plan, ERISA and the Code.

(ii)       Each Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter on which it is entitled to rely) as to its qualification from the IRS and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to the disqualification of any such Employee Benefit Plan. The Company, the Company does not have any current or potential obligation to provide post-employment health, life or other welfare benefits to any current or former employee of the Company, other than as required under Section 4980B of the Code or any similar applicable Law.

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(iii)      As of the date hereof, (A) with respect to each Employee Benefit Plan, no material Action is pending; and (B) to the Knowledge of the Company, (I) no such Action or claim is threatened, and (II) no facts or circumstances exist that would reasonably be expected to give rise to any such material Action or claim under any such Employee Benefit Plan.  There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that could reasonably be expected to result in material liability to the Company.

(iv)      With respect to each Employee Benefit Plan, copies of the following materials have been delivered or made available to the Parent as applicable: (A) the current plan document, trust documents and other funding arrangements, and insurance policies for each material Employee Benefit Plan (including all amendments and modifications thereto), (B) the most recent determination or opinion letter from the IRS with respect to any of the Employee Benefit Plans intended to be qualified under Section 401(a) of the Code, (C) with respect to all applicable Employee Benefit Plans, the current summary plan description for each such plan and summaries of material modifications thereto, and (D) the most recent annual report on Form 5500 for each applicable Employee Benefit Plan (and all attachments thereto).

(v)       Except as disclosed on Schedule Section 2.1(q)(v), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employee or officer of the Company or any of its ERISA Affiliates to severance pay or an increase in severance pay upon any termination of employment on or after the Closing Date, (B) result in, or accelerate the time of, any payment or vesting or increase the amount of compensation or benefits due, (C) result in the forfeiture of any material compensation or benefits, (D) trigger any other material obligation under any Employee Benefit Plan or (E) result in the payment of any compensation or benefits to any Person who would be a “disqualified individual” (as defined in Section 280G of the Code) that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G of the Code).  Neither the Company nor any of its Subsidiaries has any obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(vi)      Each Employee Benefit Plan that is subject to Section 409A of the Code complies in all material respects with, and the Company and all Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

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(r)       Intellectual Property

(i)        Schedule 2.1(r) sets forth a list of all currently registered, patented or applied for Company Owned IP, including registrations and applications for registration of trademarks, copyrights and domain names (“Registered IP”).  All items of Registered IP have been duly maintained and are valid and enforceable.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Company Owned IP, free and clear of any Encumbrances (except for Permitted Encumbrances and Encumbrances from the Governmental Entity or authority granting such Company Owned IP) and the Company and its Subsidiaries have the right to use all of the other material Intellectual Property used by them in the conduct of the Business (as currently conducted).

(ii)       To the Knowledge of the Company, (i) the conduct of the Business (as currently conducted and as conducted during the last six (6) years) by the Company and its Subsidiaries does not infringe and has not infringed or otherwise violated any Person’s Intellectual Property, and (ii) no Person is infringing or otherwise violating (nor has any Person during the last six (6) years infringed or otherwise violated) any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, and there is no claim of any Intellectual Property infringement or violation pending or threatened by or against the Company or any of its Subsidiaries.

(iii)      The Company and its Subsidiaries have taken commercially  reasonable measures to protect the confidentiality and security of all trade secrets and other information of the Company or any of its Subsidiaries that derives value by virtue of not being generally known.  No such information has been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement or other enforceable confidentiality obligation restricting the disclosure and use of such information by such Person.

(iv)      To the Knowledge of the Company, the products and services offered by the Company and its Subsidiaries (collectively, the “Company Products”) are free of any viruses, worms and other material contaminants.  Other than as set forth in Section 2.1(r)(iv), no Company Product incorporates, relies on, or is distributed with or based on, any open-source software in a manner that that would, or would purport to: (A) require the disclosure or distribution in source code form of any Company Owned IP or Company Product; (B) require the licensing of any Company Owned IP or Company Product for the purpose of making derivative works, reverse engineering, decompilation, or similar purposes; (C) impose any restriction on the price to be charged for any Company Owned IP or Company Product.  The Company and its Subsidiaries are in material compliance with all open-source licenses to which they are parties. Other than as set forth in Section 2.1(r)(iv), neither the Company nor any of its Subsidiaries has disclosed or licensed to any Person any source code for any Company Product, except for disclosures to employees of the Company and its Subsidiaries with a need to know, pursuant to agreements restricting such employees’ use and disclosure of such source code.

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(s)       Related Party Transactions.  The Company and its Subsidiaries, on the one hand, are not, and since December 31, 2018 have not been, party to any Contract, transaction, arrangement or understanding with any Affiliate (including any director or officer, any entity in which any such person has a direct or indirect material interest, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act),) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, other than (i) transactions whereby any such Person has acquired or sold Common Stock, Awards or other securities of the Company and (ii) employment and similar arrangements (including, without limitation, any Employee Benefit Plan).

(t)        Proxy Statement Information.  None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerSub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(u)       Opinion. The Board has received the opinion of JMP Securities LLC, dated as of the date the Board approved this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Per Share Merger Consideration to be received by Company Stockholders in the Merger pursuant to this Agreement is fair, from a financial point of view, to such Stockholders. Such opinion remains in full force and effect and has not been withdrawn or qualified. True, correct and complete executed copies of the opinion described in the preceding sentence will be promptly (and in any event within one (1) Business Day following the delivery thereof to the Company) delivered to Parent.

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(v)       Insurance Policies. The Company has made available to Parent and/or Parent’s Representatives all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, and employees of the Company and its Subsidiaries (each, an “Insurance Policy” and collectively, the “Insurance Policies”).  As of the date of this Agreement and except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the Company and/or its Subsidiaries are in material compliance with the terms of such Insurance Policies. All premiums due under such insurance policies have been paid when due and on a timely basis, and all such policies are in full force and effect and no written notice has been received of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the insurer of any such insurance policy is not willing or able to perform its obligations thereunder.  As of the date hereof there are no material claims by the Company or its Subsidiaries in respect of the Business pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

(w)      Company IT Systems. Since December 31, 2018, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, Malicious Code or other impairment on or of the software, computer hardware, middleware, equipment, servers, network equipment, platforms, peripherals, workstations, routers, hubs, switches, interfaces, wide area network,  data communication lines, databases, websites, Internet-related IT infrastructure and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used to Process Company Data (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries (collectively, the “Company IT Systems, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained. The Company and each of its Subsidiaries have assessed and tested their Information Security Program periodically and remediated all known material deficiencies identified in such assessments; taken commercially reasonable steps to remediate critical, high and medium risks and vulnerabilities that present a material risk to the Company; and the Information Security Program materially complies with Privacy Requirements.

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(x)       Privacy and Data Security. The Company and each of its Subsidiaries and, to the Knowledge of the Company with respect to the Processing of Company Data, their Data Processors, comply and have complied with all Privacy Requirements, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  To the extent required by Privacy Requirements or Company Privacy Policies, Personal Data is securely deleted or destroyed by Company and each of its Subsidiaries. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies. Where the Company or its Subsidiaries use a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s and each of its Subsidiaries’ compliance in all material respects with Privacy Requirements. Since December 31, 2018, the Company and its Subsidiaries have not: (i) experienced any Security Incident; or (ii) been subject to or received any notice (including any enforcement notice) of any audit, investigation, complaint, or other legal action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Privacy Requirement, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such legal action, in each case except as could not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are not in material breach of any Contracts relating to the Company IT Systems or to Company Data and do not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Company and each of its Subsidiaries maintain, and have maintained for the last five (5) years, cyber liability insurance with reasonable coverage limits.

(y)       PPP Loan.  The Company has complied with the terms of the PPP Loan and has used the proceeds therefrom in accordance with the terms of the PPP Loan and otherwise in compliance with all applicable legal requirements and guidance issued in respect of the Paycheck Protection Program and the CARES Act. On the application date, the Company met all eligibility requirements for receipt of the PPP Loan as established by or pursuant to the CARES Act. All representations and warranties made by the Company to the PPP Loan provider or the Small Business Association were true and correct in all material respects when made. On December 29, 2020, the Company submitted an application for forgiveness of the PPP Loan to Western Alliance Bank, and such application, including all representations and certifications contained therein, was correct and complete and was otherwise completed in accordance with all applicable requirements and guidance issued in respect of the Paycheck Protection Program and the CARES Act.  On June 15, 2021, the Company was notified that the application for forgiveness of the PPP Loan was granted as of June 11, 2021.

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(z)       NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Section 2.1 (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THE BUSINESS, THE COMMON STOCK, THE AWARDS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED OR MADE BY THE COMPANY OR ANY OTHER PERSON.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Section 2.1 (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), THE COMPANY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY, IN WRITING, ELECTRONICALLY OR OTHERWISE) TO PARENT, MERGERSUB OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGERSUB OR ANY OTHER PERSON).  THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO PARENT, MERGERSUB OR ANY OTHER PERSON REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT (INCLUDING IN THIS Section 2.1), NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

Section 2.2      Representations and Warranties of Parent and MergerSub.  Each of Parent and MergerSub represents and warrants to the Company that the statements made in this Section 2.2 are true and correct as of the date of this Agreement.

(a)       Due Organization and Good Standing.  Each of Parent and MergerSub is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to carry on its business as now conducted.

(b)       Capitalization of MergerSub.  As of the date hereof, the authorized share capital of MergerSub consists of 100 shares, $0.0001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of MergerSub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. MergerSub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

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(c)       Authorization of Transaction.  Each of Parent and MergerSub has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is (or will be) a party and to consummate the transactions contemplated hereby and thereby, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of MergerSub.  The execution and delivery by Parent and MergerSub of this Agreement and each of the other Transaction Documents to which it is (or will be) a party and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of Parent and MergerSub and no other corporate proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery by Parent and MergerSub of this Agreement and each such other Transaction Document or the consummation by Parent and MergerSub of the transactions contemplated hereby or thereby, subject to, in the case of the consummation of the Merger, the adoption of this agreement by Parent as the sole stockholder of MergerSub.  This Agreement has been (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will be) duly executed and delivered by Parent and MergerSub, and, assuming the due execution and delivery by the Company, this Agreement constitutes (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will constitute) a valid and legally binding obligation of Parent and MergerSub, enforceable against Parent and MergerSub in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery by Parent or MergerSub of the Transaction Documents to which each is (or will be) a party, or the consummation by Parent or MergerSub of their respective obligations thereunder, except (i) this filing of the Company Proxy Statement in definitive form in accordance with the Exchange Act, (ii) filings under the Antitrust Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

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(d)       Board Approval.

(i)         The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)        The board of directors of MergerSub by resolutions duly adopted by a unanimous vote at a meeting of all directors of MergerSub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, MergerSub and Parent, as the sole stockholder of MergerSub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of MergerSub, approve the adoption of this Agreement in accordance with the DGCL.

(e)       Brokers’ Fees.  Neither Parent nor MergerSub has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

(f)        Legal Proceedings.  As of the data of this agreement, there are no material Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or MergerSub, which, if adversely determined, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.  Neither Parent nor MergerSub nor any of their Subsidiaries is subject to any judgment, settlement, writ, decree, injunction or order of any court, which would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

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(g)       No Conflict or Violation.  The execution and delivery by each of Parent and MergerSub of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, and the consummation by each of Parent and MergerSub of the transactions contemplated hereby and thereby, will not (i) assuming that all filings, registrations, notifications, authorizations, consents and approvals described in Section 2.2(g) have been made or obtained (or that all applicable waiting periods have expired), violate any applicable Law to which Parent or MergerSub is subject, (ii) conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of any obligations under, or require any notice under, any material Contract, or (iii) conflict with, or violate the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or such other organizational documents of Parent or MergerSub, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(h)       Acquisition for Investment.  Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Company as contemplated hereby.  Parent confirms that the Company has provided Parent and MergerSub with the opportunity to ask questions of the officers and employees of the Company and its Subsidiaries and to acquire additional information about the business, assets, liabilities, financial condition and operations of the Company and its Subsidiaries.  Parent and MergerSub are acquiring the shares of Common Stock and the Company for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the shares of Common Stock.  Parent and MergerSub agree that the shares of Common Stock acquired by Parent may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws except pursuant to an exemption from such registration available under such Securities Act and such state securities Laws.

(i)        Financial Capability.  Parent has or will have, and will cause MergerSub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and MergerSub contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent to consummate the transactions contemplated by this Agreement or any of its other obligations under this Agreement that Parent continue to have access to such funds (i.e., Parent’s obligations under this Agreement are not conditioned upon the availability of financing).

(j)        Solvency.  As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, the Surviving Corporation and its Subsidiaries will be Solvent.  Each of Parent and MergerSub do not have the actual intention, in consummating the transactions contemplated herein, to hinder, delay or defraud either present or future creditors.

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(k)       Proxy Statement Information.  None of the information with respect to Parent or MergerSub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time such Proxy Statement is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or MergerSub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

(l)        Ownership of Company Common Stock.  None of Parent, MergerSub or Guarantor or any of its affiliated investment funds beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

(m)      Absence of Certain Agreements.  Other than this Agreement and the Stockholder Support Agreement, neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any contract, agreement, arrangement or understanding with any director, officer, employee or  stockholder of the Company related to the Merger or any other transactions contemplated herein and therein.

(n)       RELIANCE/ACKNOWLEDGMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, PARENT AND MERGERSUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN Section 2.1 OF THIS AGREEMENT (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, THE OTHER TRANSACTION DOCUMENTS AND THE COMPANY SEC DOCUMENTS): NONE OF THE COMPANY NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THE BUSINESS, THE COMMON STOCK, THE AWARDS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OR ANY PART THEREOF. NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

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ARTICLE III

CONDITIONS

Section 3.1      Conditions to Obligations of Parent, MergerSub and the Company to Effect the Merger. The respective obligations of Parent, MergerSub and the Company to effect the Merger  shall be subject to the satisfaction of the following conditions on or prior to the Closing, except to the extent waived in writing by Parent, MergerSub and the Company:

(a)       Company Stockholder Approval.  This Agreement will have been duly adopted by the Requisite Company Vote;

(b)       Regulatory Approvals.  The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws;

(c)       No Injunction.  There shall be no Law, injunction, restraining order or decree of any nature of any Governmental Entity, whether preliminary, temporary or permanent, that is in effect that prohibits, restrains or makes illegal the consummation of the Merger and the other transactions contemplated hereby.

Section 3.2      Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and MergerSub on or prior to the Closing of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 2.1(a), Section 2.1(d), Section 2.1(f)(iii), Section 2.1(r)(iv), the first and last sentence of Section 2.1(w) and Section 2.1(x) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date); (ii) the representations and warranties of the Company (other than in Section 2.1(a), Section 2.1(b)(i), Section 2.1(b)(ii), Section 2.1(c), Section 2.1(d), Section 2.1(f)(iii) the first sentence of Section 2.1(k), Section 2.1(p), Section 2.1(r)(iv), Section 2.1(u), the first and last sentence of Section 2.1(w) and Section 2.1(x)) set forth in Article II of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the representations and warranties of the Company set forth in Section 2.1(b)(i), Section 2.1(b)(ii), Section 2.1(c) (other than de minimis inaccuracies), the first sentence of Section 2.1(k), Section 2.1(p) and Section 2.1(u) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b)       Performance of Covenants. The Company shall have performed or and complied with, in all material respects, the agreements and covenants in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)       Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)       Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 3.2(a), Section 3.2(b), and Section 3.2(c) hereof.

(e)       FIRPTA.  The Company shall have delivered (i) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), along with (ii) a duly completed and executed notification to the IRS described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such affidavit.  The Company acknowledges that Parent may cause the Surviving Company to file such notification with the IRS on or after the Closing Date.

Section 3.3      Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and MergerSub set forth in Article II of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and MergerSub’s ability to consummate the transactions contemplated by this Agreement.

(b)       Performance of Covenants. Parent and MergerSub shall have performed or and complied with, in all material respects, the agreements and covenants of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)       Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 3.3(a) and Section 3.3(b).

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ARTICLE IV

COVENANTS

Section 4.1      Conduct of Business.  The Company agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as (i) required by this Agreement or any of the other Transaction Documents, (ii) set forth on Schedule 4.1, (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) required by applicable Law, the Company shall, and shall cause its Subsidiaries to, (A) conduct the Business in the Ordinary Course of Business and in compliance in all material respects with applicable Laws and (B) use commercially reasonable efforts to preserve intact the Business, Permits, business organizations and existing relationships of the Business with Governmental Entities, employees, vendors, distributors and other Persons having business dealings with the Business.  Without limiting the foregoing, and as an extension thereof, except as (i) required by this Agreement or any of the other Transaction Documents, (ii) set forth on Schedule 4.1, (iii) consented to by Parent in writing (which consent, in the case of --clause (f), clause (i), clause (o), clause (s), clause (y) or clause (aa), shall not be unreasonably withheld, delayed or conditioned) or (iv) required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to:

(a)       authorize or effect any amendment or change in its articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other organizational documents;

(b)       grant any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, limited liability company interests or Equity Interests, or issue, sell or otherwise dispose of any of its capital stock, limited liability company interests or Equity Interests (except for issuances of shares of Common Stock pursuant to the exercise of Options or the vesting of RSUs in accordance with the terms of a Contract in existence on the date of this Agreement), or reclassify, combine, change, exchange, split or subdivide any of its capital stock, limited liability company interests or Equity Interests;

(c)       declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or Equity Interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or redeem, repurchase or otherwise reacquire any shares of its capital stock or Equity Interests except upon the exercise or vesting of Awards;

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(d)       enter into any Contract, or amend or modify any existing Contract, with any employee of the Company or any of its Subsidiaries, in each case outside of the Ordinary Course of Business;

(e)       sell, lease, transfer, license or otherwise dispose of, any of their respective material properties or material assets that relate to and are used in the Business, or grant or otherwise create or consent to the creation of any Encumbrance (other than Permitted Encumbrances) affecting any material assets, other than in the Ordinary Course of Business;

(f)        make any capital expenditures in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate, other than those as have been approved in the capital budget of the Company for the fiscal year ending December 31, 2021 which capital budget is set forth on Schedule 4.1(f);

(g)       enter into any labor or collective bargaining agreement relating to the employees of the Company or any of its Subsidiaries;

(h)       establish, terminate or amend any Employee Benefit Plan, grant or agree to grant any increase in the wages, salary, bonus or other compensation or benefits of any employee of the Company or any of its Subsidiaries, or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock or restricted stock units, or other stock-based compensation, except as required under any of the existing Employee Benefit Plans or done in the Ordinary Course of Business;

(i)        hire any employee other than in replacement for a departing employee with substantially similar compensation or terminate any employee other than for cause as determined by the Company or one of its Subsidiaries in its reasonable discretion in accordance with applicable law, other than new hires that are contemplated in the approved capital budget of the Company for the fiscal year ending December 31, 2021 that is set forth on Schedule 4.1(f) and provided that no such new hire shall receive total annual compensation in excess of $150,000;

(j)        modify the terms of, cancel, waive, create, assume or default under, forgive release or compromise any Indebtedness or other material debt owed to, or material claim or material right of, the Company or any of its Subsidiaries that relates to the Business, except in the Ordinary Course of Business;

(k)       assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any Subsidiaries of the Company;

(l)        change its accounting methods or accounting practices and policies, except as required by GAAP;

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(m)      make any capital investment in or loan to any Person, except for (x) extensions of credit to customers and vendors in the Ordinary Course of Business and (y) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the Ordinary Course of Business;

(n)       merge, consolidate, form a joint venture or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or convert or otherwise change its form of legal entity, other than as contemplated by this Agreement and the other Transaction Documents;

(o)       settle any Action pending or threatened against the Company or any of its Subsidiaries that would require the Company or any of its Subsidiaries to pay an amount in excess of $100,000 for any individual Action or $250,000 in the aggregate for all Actions;

(p)       cancel or terminate any material Insurance Policy;

(q)       create or otherwise incur any Lien on any material asset of the Business, other than Permitted Liens;

(r)       other than in the Ordinary Course of Business or as is not material to the Company or any of its Subsidiaries, sell, pledge, assign, mortgage, transfer, lease, license otherwise encumber or dispose of any property of the Company or any Company Subsidiary;

(s)       (i) materially amend, modify or terminate (except for terminations pursuant to the expiration of the existing term of any Company Contract) any Company Contract or waive, release or assign any material rights under any Company Contracts or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Company Contract other than in the case of this clause (ii), in the Ordinary Course of Business with respect to customer or vendor contracts that would be Company Contracts solely because of clause (H) or (N) of Section 2.1(l)(ii).

(t)        enter into, amend in any material respect, renew (other than in accordance with its terms), modify in any material respect or terminate any Company Lease or contract that would be a Company Lease if in effect on the date hereof;

(u)       fail to maintain, cancel, terminate or allow to lapse, without a commercially reasonable substitute therefor, any Permit;

(v)       convene any special meeting of the Company’s stockholders other than the Company Stockholders Meeting or any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated in this Agreement;

(w)      fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);

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(x)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(y)       commence any material Action;

(z)       grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the Ordinary Course of Business;

(aa)     (i) change any method of Tax accounting, (ii) make, change or rescind any material Tax election other than in the Ordinary Course of Business and consistent with past practice; (iii) settle or compromise any Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (iv) file any material amended Tax Return; (v) take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed; (vi) file any claim for, or surrender any right to claim, a refund, offset or reduction of a material amount of Taxes; (vii) initiate or enter into any voluntary disclosure, closing agreement or other Contract with a Taxing Authority relating to Taxes; or (viii) waive or extend the statute of limitations in respect of Taxes; or

(bb)     acquire or make an offer to acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(cc)      enter into any gross up or similar arrangements with any current or former employees; or

(dd)     commit in writing to take any of the actions prohibited by the foregoing clauses (a) through (cc).

Section 4.2      Publicity.  Except with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before Parent, MergerSub or the Company or any of their respective Affiliates issues, and in advance of such issuance give each other a reasonable opportunity to review and comment upon, any press release or other public statements or filings with respect to the transactions contemplated by this Agreement, including the Merger, and neither Parent nor MergerSub nor the Company nor any of their respective Affiliates shall issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law or court process or pursuant to any applicable rules or regulations of Nasdaq, in which case, such Party shall use commercially reasonable efforts to consult with the other Parties prior to any such public announcement. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 4.2 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement and Parent shall be permitted to disclose summary information  regarding this Agreement and the transactions contemplated hereby on a confidential basis to its Lenders, which shall not be considered public statements hereunder.  Nothing in this Section 4.2, Section 4.3 or elsewhere in this Agreement shall restrict or prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

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Section 4.3      Confidentiality of Parent and MergerSub.  Parent and MergerSub shall, and Parent and MergerSub shall cause their Subsidiaries and Representatives (as such term is defined in the Confidentiality Agreement) to, treat all nonpublic information obtained in connection with this Agreement (including in connection with the access provisions of Section 4.4 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement by and between the Company and Parent dated March 24, 2021 (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 5.1 hereof.

Section 4.4      Access to Information.  Subject to Section 4.3 hereof, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s expense, afford the advisors, representatives, officers, directors, employees, auditors and other agents of Parent (provided, that Parent shall cause such advisors, representatives, officers, directors, employees, auditors and other agents to treat any information gained thereby as confidential) reasonable access, during normal business hours and upon reasonable advance written notice, and subject to reasonable rules and regulations of the Company, to (a) to officers, employees and personnel of the Company and its Subsidiaries provided that such access to employees (other than the Specified Company Executives) shall be arranged by the Company (which the Company agrees to arrange on a prompt basis following a request by Parent), (b) the properties, offices and other facilities of the Company and its Subsidiaries and (c) to the extent not prohibited by applicable Law, all books and records, and all financial, operating and other data and information, with respect to the Business, in each case, as Parent may reasonably request; provided, however, (i) if the Company so requires, Parent’s representatives conducting any physical inspection of the properties, offices or other facilities of the Company or one of its Subsidiaries shall be accompanied by one or more representatives of the Company and (ii) the Company shall not be required to provide any such access to the extent that, after consultation with its outside legal counsel, (v) it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege as advised by the Company’s outside counsel, (w) it would require the Company or any of its Subsidiaries to disclose information that would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (x) the Company determines in good faith, in light of any COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company, (y) it would require the Company or any of its Subsidiaries to violate applicable Law, or (z) it would require the Company or any of its Subsidiaries to violate any confidentiality obligations to which the Company or any of its Subsidiaries is bound, provided that, with respect to clauses (v) through (z) above, the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in any such violation, harm or jeopardy, as applicable.  All requests for such access shall be directed to a Specified Company Executive or such other person as the Company may designate in writing to Parent from time to time.  Anything herein to the contrary notwithstanding, prior to the Closing, without the express prior written consent of the Company, which consent shall not  be unreasonably withheld, conditioned or delayed for any reason, neither Parent nor MergerSub, nor any of their advisors, representatives, officers, directors, employees, auditors or other agents shall contact any customers, vendors or suppliers of the Company.  The advisors, representatives, officers, directors, employees, auditors and other agents to Parent shall conduct themselves so as not to unreasonably interfere in the conduct of the Business of the Company and its Subsidiaries prior to the Closing.

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Section 4.5      Efforts.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the parties’ obligations hereunder that are within their respective control.

(b)       Without limiting the generality of Section 4.5(a):

(i)        The Company and Parent shall make all filings, applications and submissions required by the HSR Act or any other applicable Antitrust Laws as soon as reasonably practicable following the date of this Agreement, and promptly file any additional information requested as soon as practicable after receipt of such request therefor.  In connection with any filing, application or submission under the HSR Act or any other applicable Antitrust Law:  (w) the Company and Parent shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with making any filing, application or submission under the HSR Act or any other applicable Antitrust Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any Antitrust Laws with respect to the transactions contemplated by this Agreement; (x) each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing, application or submission, or any such investigation or other inquiry; (y) neither the Company nor Parent shall participate in any meeting with any Governmental Entity in respect of any such filing, application, submission, investigation or other inquiry without giving the other party reasonable prior notice of the meeting and, if requested by the other party, the Company or Parent (as applicable) shall request that the other party be permitted to attend the meeting; and (z) each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either such party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any other applicable Antitrust Laws; provided, however, that notwithstanding anything to the contrary contained herein, neither the Company nor Parent (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to disclose to any other party, any information contained in its HSR Notification and Report Form (or other applicable form, filing, application or submission made or submitted under any other applicable Antitrust Law) which such party, in its sole and reasonable discretion, deems confidential.  Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the waiting periods under the HSR Act and any other applicable Antitrust Laws as promptly as possible after the date of this Agreement (including, without limitation, specifically requesting early termination of the waiting period prescribed by the HSR Act or other applicable Antitrust Laws).

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(ii)       In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and MergerSub shall, with the cooperation of the Company, use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(iii)      Notwithstanding anything in this Agreement to the contrary, none of Parent, MergerSub, or any of their respective Affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (x) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, MergerSub, or any of their respective Affiliates; (y) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, MergerSub, or any of their respective Affiliates in any manner; or (z) impose any restriction, requirement, or limitation on the operation of the Business or portion of the Business of the Company, the Surviving Corporation, Parent, MergerSub, or any of their respective Affiliates; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

(iv)      Each party shall bear its own costs in connection with the preparation or the making of any filing under the HSR Act or any other applicable Antitrust Law, or resolving any investigation or other inquiry by any Governmental Entity under the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement; provided, that Parent shall be solely responsible for the payment of any applicable filing fees under the HSR Act and any other applicable Antitrust Law.

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Section 4.6      Director and Officer Liability; Indemnification.

(a)       After the Effective Time, all rights to exculpation, indemnification and reimbursement and advancement of expenses, and all limitations on liability, existing in favor of any current or former officer, employee or member of the board of directors or board of managers (or comparable governing body) of the Company and/or any of its Subsidiaries (collectively, the “Company Indemnitees”), as provided in the articles or certificate of incorporation or formation, limited liability company agreement, by-laws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, in any such case as in effect as of immediately prior to the Effective Time shall survive the consummation of the transactions contemplated hereby and continue in full force and effect, and Parent shall, and Parent shall cause the Surviving Corporation and each of its Subsidiaries to, honor all such rights and limitations after the Effective Time, to the extent such provisions are permitted by applicable Law.  For a period of six (6) years from the Effective Time, all such rights of exculpation, indemnification and reimbursement and advancement of expenses, and all such limitations on liability, shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 4.6) unless required by applicable Law.

(a)       At the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, obtain, maintain and fully pay for an irrevocable “tail” officers’ and directors’ liability insurance policy naming the Company Indemnitees as direct beneficiaries with a claims period of at least six (6) years after the Effective Time in respect of acts or omissions occurring on or prior to the Closing Date, such insurance policy to contain terms with respect to coverage and to be in an amount not less favorable than the officers’ and directors’ liability insurance policy maintained by the Company and its Subsidiaries as in effect on the date of this Agreement and shall be reviewed by, and approved in advance by, the Company; provided however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 325% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement.

(b)       The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those set forth in the Company Certificate and Bylaws as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, unless required by applicable Law.

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(c)       In the event Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or its applicable Subsidiary (or their respective successors and assigns) shall assume in writing the obligations set forth in this Section 4.6.

(d)       Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation with respect to which a Company Indemnitee would have been entitled to indemnification prior to the Effective Time (whether arising before, at or after the Effective Time) is made against any Company Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 4.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)       The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 4.6 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Company Indemnitees and their respective heirs and legal representatives.

Section 4.7      No Solicitation.

(a)       From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, the Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors and representatives (the “Representatives”), to (i) immediately cease any solicitations, discussions, communications or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal or any inquiry, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal (each, an “Inquiry”) and (ii) (A) immediately cease furnishing non-public information regarding the Company or any of its subsidiaries to such persons, (B) as soon as reasonably practicable, but in no event later than five (5) days after the date hereof, request return or destruction of all such non-public information and (C) immediately terminate all physical and electronic data room access previously granted to such persons.  From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company and its Subsidiaries shall not, and the Company shall cause it and its Subsidiaries’ Representatives not to, directly or indirectly (1) solicit, initiate, propose, knowingly encourage, induce, facilitate or assist, any Inquiry or any Acquisition Proposal or the making, submission or announcement of any Inquiry or Acquisition Proposal; (2) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or otherwise knowingly cooperate with, any Inquiry or Acquisition Proposal; (3) provide any non-public information or data, or afford access to the business, employees, properties, assets, books, or records of the Company, to any Person (other than to Parent, MergerSub or any designees of Parent or MergerSub) relating to any Inquiry or Acquisition Proposal; (4) knowingly facilitate or assist any effort or attempt to make any Inquiry or Acquisition Proposal or the making, submission or announcement thereof; (5) approve, endorse or recommend any Acquisition Proposal or any Inquiry (or publicly propose to do so); (6) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (other than, to the extent permitted by this Section 4.7, a Comparable Confidentiality Agreement) (an “Alternative Acquisition Agreement”); or (7) agree, propose or resolve to take, or take any of the actions prohibited by clauses (1) through (6).

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(b)       Notwithstanding Section 4.7(a) or anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to the receipt of the Requisite Company Vote, the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach by the Company of Section 4.7(a) (other than an immaterial and unintentional breach) and the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial and legal advisors) (i) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer and (ii) that failure to engage in such discussions or negotiations with the person making such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law (any such Acquisition Proposal, a “Qualifying Acquisition Proposal”), then the Company may (prior to the receipt of the Requisite Company Vote but in no event after), subject to compliance with this Section 4.7, provide, if prior to providing such information the Company receives from the Person so requesting such information an executed Comparable Confidentiality Agreement, information relating to the Company and its Subsidiaries to, and engage in discussions or negotiations with, and afford access to the business, employees, properties, assets, books and records of the Company to, the Person that submitted such written Acquisition Proposal and its Representatives, provided that (A) the Company will provide Parent notice promptly prior to any meeting of the Board (or any duly authorized committee thereof) at which the Board is to determine whether an Acquisition Proposal constitutes a Qualifying Acquisition Proposal, (B) the Company shall cease any negotiations or discussions (or the provision of any information to any Person and its Representatives) who made a Qualifying Acquisition Proposal immediately after it ceases to be a Qualifying Acquisition Proposal, and (C) the Company will promptly (and in any event within 24 hours) make available to Parent any information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent (irrespective of whether such information is provided orally or in writing to such Person or its Representatives).

(c)       The Company agrees that it shall promptly (and, in any event, within 24 hours) notify Parent if (i) the Company or any of its Representatives receives any Inquiry or Acquisition Proposal, (ii) any non-public information is requested from the Company in connection with or related to any Inquiry or Acquisition Proposal and (iii) any discussions or negotiations relating to or in connection with any Inquiry or Acquisition Proposal occur or are sought, requested or continued, providing, in connection with such notice, the name of such Person and the material terms and conditions of any Inquiries or Acquisition Proposals.  The Company shall keep Parent reasonably informed on a current basis of any developments, discussions or negotiations regarding (and the status of) any and all Inquiries and Acquisition Proposals, including by providing on a current basis any written materials, draft agreements or other materials relating to any such Inquiry or Acquisition Proposal.  The Company shall (i) notify Parent promptly prior to any scheduled meeting of the Board (or any committee thereof) at which it is reasonably likely that the Board (or any committee thereof) will consider any Acquisition Proposal or Inquiry, and (ii) promptly notify Parent (and in any event within 24 hours following) of any determination by the Board (or any committee thereof) that an Acquisition Proposal constitutes a Qualifying Acquisition Proposal or a Superior Offer.

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(d)       Except in accordance with Section 4.7(e) or Section 4.7(f), neither the Board nor any committee thereof shall (i) withhold or withdraw or, in a manner adverse to Parent or MergerSub, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), the Determination or the Recommendation; (ii) fail to include the Determination or the Recommendation in the Proxy Statement; (iii) make (or permit any Representative to make) any recommendation or public statement in connection with a tender offer or exchange offer for any Equity Securities of the Company, other than a recommendation against such offer (other than the issuance of a “stop, look and listen” statement pursuant to Section 4.7(g)); (iv) fail to recommend against any tender offer or exchange offer for any Equity Securities of the Company or any Acquisition Proposal by the earlier of (A) the 10th Business Day after the commencement of such tender or exchange offer or (B) the 3rd Business Day prior to the Company Stockholders Meeting; (v) make (or permit any Representative to make) any public statements that are inconsistent with the Determination or Recommendation; (vi) approve, recommend or otherwise declare advisable or propose or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; (vii) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Determination or the Recommendation within five (5) Business Days after Parent so requests in writing (provided that the Company shall only be required to make such reaffirmation twice with respect to any particular Acquisition Proposal); (viii) resolve or agree to do any of the foregoing (any action described in clauses (i) through (viii) a “Change of Recommendation”); or (ix) cause or all the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)       Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Board may effect a Change of Recommendation in response to an Acquisition Proposal that constitutes a Superior Offer and/or terminate this Agreement pursuant to Section 5.1(a)(viii) to enter into a definitive agreement to consummate a Superior Offer as contemplated herein, which Acquisition Proposal did not result from any breach of Section 4.7 (other than an immaterial and unintentional breach) if the Company has complied in all material respects with this Section 4.7 with respect to such Acquisition Proposal and the Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to any Change of Recommendation or termination of this Agreement pursuant to Section 5.1(a)(viii):

(i)        the Company shall have provided prior written notice to Parent and MergerSub (a “Notice of Superior Offer Change of Recommendation”), at least four (4) Business Days in advance, of the intention of the Board (or any committee thereof) to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 5.1(a)(viii), which notice, if concerning an intended Change of Recommendation in response to a Superior Offer or concerning an intended termination pursuant to Section 5.1(a)(viii) of this Agreement, shall (A) state that the Board has received a written Acquisition Proposal that constitutes a Superior Offer and that, subject to clauses (ii) and (iii) below, the Board has determined, consistent with its fiduciary duties under applicable Law and in accordance with the terms of this Agreement, to make a Change of Recommendation or to terminate this Agreement in accordance with Section 5.1(a)(viii), (B) specify the identity of the Person making such Superior Offer and the material terms and conditions thereof (or of any material modification thereto), (C) include an unredacted copy of such Superior Offer, an unredacted copy of the form of agreement to the effect such Superior Offer and any other agreements to be entered into in connection with such Superior Offer (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Offer shall require a new Notice of Superior Offer Change of Recommendation and an additional two (2) Business Day-notice period, provided that if the Company Stockholders Meeting is scheduled to be held on a date that is within five (5) Business Days of the date of such amendment to the Superior Offer, then the period with respect to each such subsequent amendment that is within five (5) Business Days of the scheduled date of the Company Stockholders Meeting shall be one (1) Business Day instead of two (2) Business Days);

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(ii)       prior to making such Change Recommendation or terminating this Agreement in accordance with Section 5.1(a)(viii), as applicable, if requested by Parent, the Company has (A) negotiated, and directed any applicable Representatives of the Company to negotiate, in good faith with Parent during the four (4) Business Days (as may be extended in accordance with Section 4.7(e)(i)) following the date of such Notice of Superior Offer Change of Recommendation with respect to any changes to the terms of this Agreement proposed by Parent in response thereto so that such Acquisition Proposal shall no longer constitute a Superior Offer and (B) permitted Parent to discuss the Superior Offer with the Board during the period described in clause (A); and

(iii)      at the end of the period contemplated by clause (ii) (including any required extension thereof), the Board (or any committee thereof) determines in good faith (after consulting with its outside financial advisor and outside legal counsel), taking into account any changes to this Agreement offered in writing by Parent, that such Acquisition Proposal continues to constitute a Superior Offer even if such changes offered by Parent were to be given effect and that failure to make such Change of Recommendation or terminate this Agreement in response to such Superior Offer would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that any amendment to the financial terms or any other material term or condition of such Superior Offer (whether or not in response to any changes proposed by Parent pursuant to clause (ii) above) shall require a new Notice of Superior Offer Change of Recommendation and an additional two (2) Business Day-notice period from the date of such notice during which the terms of clause (ii) above and this clause (iii) shall apply mutatis mutandis (other than the number of Business Days), provided that if the Company Stockholders Meeting is scheduled to be held on a date that is within five (5) Business Days of the date of such amendment to the Superior Offer, then the period with respect to each such subsequent amendment that is within five (5) Business Days of the scheduled date of the Company Stockholders Meeting shall be one (1) Business Day instead of two (2) Business Days.

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(f)        Notwithstanding anything herein to the contrary, at any time prior to (but not after) the receipt of the Company Requisite Vote, the Board (or any committee thereof) may make a Change of Recommendation described in clause (i), (ii), (v), or (with respect to such clauses (i), (ii) and (v)) clause (viii) of the definition thereof in response to an Intervening Event, only if the Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that no Change of Recommendation may be made unless:

(i)          the Company shall have provided written notice to Parent and MergerSub (a “Notice of Intervening Event Change of Recommendation”), at least four (4) Business Days in advance, of the intention of the Board (or any committee thereof) to effect a Change of Recommendation in response to an Intervening Event and specifying in reasonable detail the reasons for such Change of Recommendation;

(ii)       prior to making such Change of Recommendation, if requested by Parent, (A) the Company has negotiated, and directed any applicable Representatives of the Company to negotiate, in good faith with Parent during the four (4) Business Days following the date of such Notice of Intervening Event Change of Recommendation with respect to any changes to the terms of this Agreement proposed by Parent in response thereto so that such Effect no longer constitutes an Intervening Event and (B) permitted Parent to discuss the Intervening Event with the Board during the period described in clause (A); and

(iii)      at the end of the period contemplated by clause (ii), the Board (or any committee thereof) determines in good faith (after consulting with its outside financial advisor and outside legal counsel), taking into account any changes to this Agreement offered in writing by Parent, that such Effect continues to constitute an Intervening Event even if such changes offered by Parent were to be given effect and that failure to make such Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. “Intervening Event” means a material event, material occurrence, material change, material effect or material development (an “Intervening Event Effect”) arising after the date of this Agreement that was neither known to, nor reasonably foreseeable by, the Board prior to the date of this Agreement; provided, however, that that an “Intervening Event” shall not include (1) any Acquisition Proposal, Inquiry or any business combination or acquisition opportunity, (2) an Intervening Event Effect resulting from a breach of this Agreement by the Company or any of the Company Subsidiaries, (3) changes in the price of the shares of Company Common Stock, in and of itself provided that the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (4) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying reasons for such events may constitute an Intervening Event unless excluded by any other exclusion in this definition).

(g)       Nothing contained in this Agreement shall prevent the Company or the Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders required (after consultation with outside legal advisors) under applicable Law. provided, however, that neither the Company nor the Board (or any committee thereof) may effect a Change of Recommendation except in compliance with Section 4.7(e) and Section 4.7(f) (it being understood and agreed that the disclosure of the receipt of an Acquisition Proposal in and of itself will not constitute a Change of Recommendation).

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Section 4.8      Stockholders Meeting; Preparation of Proxy Materials.

(a)       Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than thirty (30) calendar days after the Company Proxy Statement Mailing Date. Except to the extent that the Board shall have effected a Change of Recommendation as permitted by Section 4.7(e) hereof, the Company Proxy Statement shall include the Recommendation and the Declaration. Unless the Board shall have effected a Change of Recommendation as permitted by Section 4.7(e) hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable Law to obtain such approval. Except for proposals (x) to consider and vote on any proposal to adjourn the Company Stockholders Meeting to a later necessary or appropriate to solicit additional proxies if there are insufficient votes to obtain the Company Requisite Vote at the time thereof, or (y) with respect to an advisory vote in accordance with Rule 14a-21(c) under the Exchange Act, the Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall set a record date and commence broker searches in connection therewith consistent with the timing obligations in the first sentence hereof.  The Company shall keep Parent and MergerSub updated with respect to proxy solicitation results as requested Parent or MergerSub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than twenty (20) Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Company Stockholder Meeting; provided, however, that in no event shall the Company Stockholder Meeting be held later than five (5) Business Days prior to the Outside Date. If the Company Board makes a Change of Recommendation, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. The Company shall not convene any special meeting of the Company’s stockholders other than the Company Stockholders Meeting or any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated in this Agreement.

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(b)       Preparation and Filing of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than twenty (20) days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, MergerSub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Subject to Section 4.7, the Company Proxy Statement shall include the Declaration and Recommendation.  Without limiting the generality of the foregoing, each of Parent and MergerSub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent’s prior written consent (such consent not to be unreasonably delayed, withheld or conditioned). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall, as promptly as reasonably practicable (but no later than the fifth (5th) Business Day thereafter, unless the parties agree in writing otherwise) after the Company Proxy Statement is cleared by the SEC (or the date the Company Proxy Statement may be mailed to stockholders pursuant to the applicable rules of the Exchange Act) for mailing to the Company’s stockholders, (i) file the Proxy Statement in its definitive form with the SEC (which Company Proxy Statement shall include the Recommendation and Declaration unless the Board shall have effected a Change of Recommendation in accordance with Section 4.7(e)) and (ii) cause the definitive Proxy Statement to be mailed as promptly as possible after the date of such clearance (but no later than the fifth (5th) Business Day thereafter, unless the parties agree in writing otherwise) or such date that the SEC advises that the Company may commence mailing the Company Proxy Statement (the “Company Proxy Statement Mailing Date”).  The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, MergerSub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)       Approval by Sole Stockholder of MergerSub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of MergerSub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

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Section 4.9      WARN Act.  Schedule 4.9 provides a list of all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law (collectively, the “WARN Act”)) at any time during the ninety (90) days prior to the date of this Agreement.  Such list shall include each such employee’s (a) name, (b) date of hire, (c) position, (d) date of employment loss or layoff and (e) site of employment.  No earlier than three (3) days prior to the Closing Date, the Company shall update Schedule 4.9 to include all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” at any time during the ninety (90) days prior to the Closing Date.  The Company shall not, and shall cause each of its Subsidiaries not to, at any time after the date of this Agreement and before the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act) at any site of employment of the Company or any of its Subsidiaries; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.  Parent shall not, and shall cause the Surviving Corporation and each of its Subsidiaries not to, at any time during the ninety (90) days after the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (x) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (y) a mass layoff at any site of employment of the Surviving Corporation or any of its Subsidiaries; or (z) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.  The provisions of this Section 4.9 shall survive the Closing.

Section 4.10    No Control of Business.  Nothing contained in this Agreement is intended to give Parent or MergerSub, directly or indirectly, the right to control or direct any aspect of the Company’s or its Subsidiaries’ operations prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.11    Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 4.12    Section 16 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 4.13    Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action commenced, or to the Company's Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger, and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such legal action. The Company shall keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to participate in (but not control) the defense or settlement of any such litigation with the Company, and not settle or offer to settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 4.14    Employment and Company Benefits.

(a)       During the one (1) year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, (i) substantially similar base salary and substantially similar target annual bonus opportunity provided to such Company Employee immediately prior to the Closing Date and (ii) other employee benefits (excluding cash and equity-based long-term incentive opportunities) that, with respect to each employee, are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of Parent. “Company Employee” means any employee of the Company or any of its Subsidiaries immediately prior to the Closing.

(b)       Parent shall provide each Company Employee who incurs a termination of employment during the one (1) year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits which such employee would have received with respect to such termination following the severance practices of the Company and the Company Subsidiaries as disclosed on Schedule 4.14(b) and employment agreements covering Company Employees as in effect immediately prior to the Closing Date and set forth on Schedule 4.14(b).

(c)       No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Employee Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

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Section 4.15    Payoff Letters. On or prior to the Closing, the Company shall obtain and deliver to Parent customary payoff letters in connection with the repayment of the Indebtedness and any related definitive agreements, which shall include language (a) stating that, upon receipt of the applicable payoff amount, such Indebtedness and all related loan documents shall be terminated, (b) providing that all Encumbrances and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiary securing such obligations shall be released and terminated upon the payment of the applicable payoff amount and (c) effecting the return of all possessory collateral in connection with such Indebtedness (to the extent practicable, on the Closing Date).

Section 4.16    Notice .  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article V), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article III to fail. For clarity, unintentional failure to give notice under this Section 4.16 shall not be deemed to be a breach of covenant under this Section 4.16.

Section 4.17    Resignations . The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and the Company Subsidiaries designated by Parent in writing to the Company not less than three (3) Business Days prior to the Closing, if any.

Section 4.18    Financing.

(a)       The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any financing obtained in connection with the transactions contemplated by this Agreement (it being understood that the receipt of such financing is not a condition to the Merger); provided, however, that nothing in this Section 4.18 shall require such cooperation or other action on the part of the Company, its Subsidiaries or their respective Representatives to the extent it would (i) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries or (ii) require the Company, any of its Subsidiaries or any of their respective Representatives to enter into any agreement, take any corporate action or otherwise agree to pay any fees, reimburse any expenses or otherwise incur any liability (other than out-of-pocket expenses that shall be subject to reimbursement by MergerSub as set forth below) or give any indemnities prior to the Effective Time. Such cooperation shall include (A) preparing and furnishing all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent, (B) reasonably facilitating the pledging of collateral, provided that no such documents or agreements shall be effective prior to the Effective Time, (C) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of such financing and (D) furnishing Parent and any lenders involved with such financing, with all documentation and other information required by any Governmental Entity with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations. MergerSub shall, and Parent shall cause MergerSub to, promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with such financing or pursuant to this Section 4.18, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of such financing and any information used in connection therewith or pursuant to this Section 4.18.

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(b)       Parent shall use its reasonable best efforts to obtain as of the Closing funds under the Existing Parent Facility that, together with cash on hand of Parent, are sufficient to make the payments contemplated by Article I and pay any transaction expenses required to be paid by Parent or the Company (the “Required Closing Amount”), including using reasonable best efforts to (i) maintain in effect and comply with the Existing Parent Facility and (ii) enforce its rights under the Existing Parent Facility.  Parent shall not agree to any amendment to the Existing Parent Facility that would be reasonably expected to prevent or materially delay or impair the Closing or reduce the amount of funds available under the Existing Parent Facility to an amount that, together with the cash on hand of Parent, is less than the Required Closing Amount.  In the event that the Existing Parent Facility becomes unavailable then Parent will use its reasonable best efforts to obtain other debt financing on terms not materially less favorable, in the aggregate, to Parent than those under the Existing Parent Facility (any such alternative debt financing, the “Alternative Debt Financing”).

Section 4.19    Retention Plan.  Parent shall (or shall cause an Affiliate of Parent to) provide certain employees with a retention agreement, with such participation and allocation to be determined by Parent in consultation with the Company’s Chief Executive Officer.

ARTICLE V

TERMINATION

Section 5.1      Termination of Agreement.

(a)       This Agreement may be terminated, and the Merger may be abandoned, as follows:

(i)        at any time prior to the Closing, by mutual written consent of Parent and the Company;

(ii)       by written notice of Parent or the Company to the other party if the Merger has not been consummated on or before October 21, 2021 (the “Outside Date”); provided, however, if the Merger shall not have been consummated on or prior to the Outside Date because any approval of a Governmental Entity pursuant to the HSR Act or any other applicable Antitrust Law has not been obtained by the Outside Date (or any waiting period under the HSR Act or any other Antitrust Law, including any extension thereof, has not expired by the Outside Date), and if all other conditions in Article III are satisfied as of the Outside Date (other than those conditions which are to be satisfied only at the Closing), then, Parent or the Company may, by providing the other written notice at least two (2) days prior to the original Outside Date, extend the Outside Date for a period of up to ninety (90) days after the original Outside Date; provided, further, that the right to terminate this Agreement under this Section 5.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to the Outside Date (including any extension thereof), including a breach by Parent of its obligations under Section 4.18(b);

(iii)      by written notice of Parent to the Company, if (1) any of the representations or warranties of the Company set forth in Article II shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (2) the Company shall have breached or failed to perform when required any of its covenants or agreements set forth in this Agreement, in the case of each of clause (1) and clause (2), such that any condition set forth in Section 3.2(a) or Section 3.2(b) would not be satisfied if it were to be measured as of the time of such breach or failure, and such breach, untruth or inaccuracy either is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) two (2) Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 5.1(a)(iii) if Parent or MergerSub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 3.3(a) or Section 3.3(b) would not be satisfied if it were to be measured as of the time of such breach;

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(iv)      by written notice of the Company to Parent, if (1) any of the representations or warranties of Parent set forth in Article II shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (2) Parent or MergerSub shall have breached or failed to perform when required any of its covenants or agreements set forth in this Agreement, in the case of each of clause (1) and clause (2), such that any condition set forth in Section 3.3(a) or Section 3.3(b) would not be satisfied if it were to be measured as of the time of such breach or failure, and such breach, untruth or inaccuracy either is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) two (2) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 5.1(a)(iv) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 3.2(a) or Section 3.2(b) would not be satisfied if it were to be measured as of the time of such breach;

(v)       by written notice of the Company to Parent if (A) all of the conditions in Section 3.1 and Section 3.2 (other than those conditions that by their nature are only capable of being satisfied on the Closing Date; provided that those conditions would have been satisfied if the Closing were to occur on such date) have been and continue to be satisfied or, to the extent permitted by applicable Law, irrevocably waived; (B) if Parent and MergerSub have failed to close the Merger pursuant to Section 1.2 on the date on which the Closing is required to have occurred in accordance therewith and, thereafter, the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing on the date of such notice and throughout the immediately subsequent three (3)-Business Day period; and (C) Parent and MergerSub have failed to consummate the Closing within three (3) Business Days following the receipt of such written notice, provided that all the conditions in Section 3.1 and Section 3.2 are then and continue to be satisfied;

(vi)      by written notice of Parent or the Company to the other party if there shall be a permanent injunction, restraining order, ruling or decree of any nature of any Governmental Entity that is in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby (other than with respect to the HSR Act or any other applicable Antitrust Law, which is the subject of Section 5.1(a)(ii)); provided, that, the party so requesting termination shall not have breached Section 4.5 in a manner that resulted in the entry of such permanent injunction, restraining order, ruling or decree of any Governmental Entity;

(vii)     at any time prior to the receipt of the Company Requisite Vote at the Company Stockholders Meeting, by written notice of Parent to the Company in the event (A) the Board (or any committee thereof) shall have made a Change of Recommendation or (B) the Company shall have materially breached its obligations under Section 4.7 or Section 4.8;

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(viii)    by written notice of the Company to Parent, at any time prior to the receipt of the Company Requisite Vote at the Company Stockholders Meeting, if (A) the Company has received a Superior Offer, (B) the Board, to the extent permitted by and subject to complying with the terms of Section 4.7(e), has authorized the Company to enter into a definitive agreement to consummate the Superior Offer, (C) the Company has complied in all respects with Section 4.7 in respect of such Superior Offer, and such Superior Offer did not result from a breach of such Section 4.7, (D) prior to or concurrently with such termination, the Company pays the Company Termination Fee in accordance with Section 5.1(b)(ii), and (E) concurrently with such termination, the Company enters into a definitive agreement to consummate the Superior Offer; or

(ix)      at any time prior to the receipt of the Company Requisite Vote at the Company Stockholders Meeting, by written notice of Parent or the Company to the other if at the Company Stockholders Meeting a vote is taken on this Agreement and the company Requisite Vote is not obtained.

(b)       Effect of Termination.

(i)        In the event that this Agreement is validly terminated in accordance with Section 5.1, then this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Company, Parent, MergerSub or any of their respective Affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except that (A) the provisions of Section 4.3, this Section 5.1(b) and Article VI shall survive the termination of this Agreement and (B) that no such termination shall relieve (1) the applicable party hereto from any obligation to pay, if applicable, the Company Termination Fee and/or applicable expenses pursuant to Section 5.1(b)(ii) or Section 5.1(b)(iii) or the Parent Termination Fee pursuant to Section 5.1(b)(iv) or (2) the Company for any liability for any and all damages, costs, expenses, liabilities of any kind, in each case, suffered by Parent or MergerSub as a result of or in connection with any Intentional Breach by the Company (“Damages”) resulting from such Intentional Breach by the Company prior to such termination.

(ii)       If this Agreement is validly terminated (1) pursuant to Section 5.1(a)(ix) at a time when Parent had the right to terminate pursuant to Section 5.1(a)(vii) or (2) pursuant to Section 5.1(a)(vii) or 5.1(a)(viii), the Company will pay to Parent or its designee (as directed by Parent) the Company Termination Fee.  If the Company Termination Fee is payable under this Section 5.1(b)(ii), such Company Termination Fee shall be paid (A) prior to or concurrently with the termination of this Agreement in the case of a termination under Section 5.1(a)(viii) and (B) no later than the second (2nd) Business Day after termination of this Agreement in the case of a termination under Section 5.1(a)(vii) or Section 5.1(a)(ix), by wire transfer of immediately available funds to an account designated by Parent, it being understood that in no event shall the Company Termination Fee be payable on more than one occasion.

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(iii)      If (A) this Agreement is validly terminated (1) pursuant to Section 5.1(a)(ii), (2) pursuant to Section 5.1(a)(iii) or (3) pursuant to Section 5.1(a)(ix), (B) prior to the termination an Acquisition Proposal has been publicly announced (in the case of a termination described in clause (3)) or made known to the Company and (C) within 12 months after the date of termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement to consummate an Acquisition Proposal or the Company or any of its Subsidiaries consummates an Acquisition Proposal, then the Company shall pay to Parent the Company Termination Fee on the earlier of the date of the entry into such definitive agreement or consummation of such Acquisition Proposal, it being understood that in no event shall the Company Termination Fee be payable on more than one occasion.

(iv)      If this Agreement is validly terminated pursuant to or Section 5.1(a)(iv) or Section 5.1(a)(v), Parent will pay to the Company or its designee (as directed by the Company) the Parent Termination Fee.  If the Parent Termination Fee is payable, such Parent Termination Fee shall be paid no later than the second (2nd) Business Day after termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company, it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion.

(v)       The Company acknowledges that the agreements contained in Section 5.1(b)(ii) and Section 5.1(b)(iii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the Company Termination Fee when due and, in order to obtain such payment, Parent or any of its Affiliates commences a suit or other Action that results in a judgment against the Company for the Company Termination Fee or any portion thereof, the Company shall pay to Parent the costs and expenses (including attorneys’ fees) of Parent or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Parent acknowledges that the agreements contained in Section 5.1(b)(iv) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay the Parent Termination Fee when due and, in order to obtain such payment, the Company or any of its Affiliates commences a suit or other Action that results in a judgment against Parent for the Parent Termination Fee or any portion thereof, Parent shall pay to the Company the costs and expenses (including attorneys’ fees) of the Company or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

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(vi)      After valid termination of this Agreement pursuant to Section 5.1(a)(vii) or Section 5.1(a)(viii), or if the Company Termination Fee becomes payable as described in clause (1) of the first sentence of Section 5.1(b)(ii) or in Section 5.1(b)(iii), Parent’s right to receive payment of the Company Termination Fee from the Company pursuant to Section 5.1(b) shall, upon full payment to Parent of the Company Termination Fee, be the sole and exclusive monetary remedy of Parent, MergerSub and their respective Affiliates, managers, directors, stockholders, optionholders members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Related Parties”) against the Company, its Subsidiaries and their respective Affiliates, managers, directors, stockholders, Optionholders, RSUholders, members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by the Company or any other Company Related Party prior to the termination of this Agreement pursuant to Section 5.1 or the failure of the transactions contemplated hereby to be consummated; provided, however, that notwithstanding anything to the contrary in this Agreement (including clause (viii)), nothing will relieve the Company of liability for any Damages suffered by Parent or MergerSub resulting from such Intentional Breach by the Company of this Agreement.

(vii)     After valid termination of this Agreement pursuant to Section 5.1(a)(iv) or 5.1(a)(v), the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 5.1(b) shall, upon full payment to the Company of the Parent Termination Fee, be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by Parent or any other Parent Related Party prior to the termination of this Agreement pursuant to Section 5.1 or the failure of the transactions contemplated hereby to be consummated; provided, however, that such parties shall remain obligated for, and the Company shall be entitled to remedies with respect to, the Confidentiality Agreement, and Parent shall remain obligated for, and the Company shall be entitled to remedies with respect to, the reimbursement and expense obligations of Parent contained in Section 4.17.

(viii)    Each party acknowledges that (i) the agreements contained in Section 5.1(b) are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee are payable are uncertain and incapable of accurate calculation and, therefore, each of the Company Termination and Parent Termination Fee is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties would not have entered into this Agreement.

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(c)       Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term as set forth in the Confidentiality Agreement and (y) one (1) year following such termination.  Nothing in this Section 5.1(b) shall be deemed to impair the right of any party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including the right of any party to compel specific performance by another party of its obligations under this Agreement) pursuant to, and subject to the limitations set forth in, Section 6.16 prior to the valid termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1      Nonsurvival of Representations, Warranties and Covenants.  The representations, warranties, covenants and agreements in this Agreement and/or the other Transaction Documents shall terminate at the Effective Time, except that each of the covenants and agreements set forth in Article I, Section 4.6, and this Article VI shall survive the Closing.

Section 6.2      Assignment; Binding Effect.  This Agreement and the rights hereunder are not assignable, directly or indirectly (by operation of Law or otherwise), unless such assignment is consented to in writing by both Parent and the Company, and any attempted assignment without the required consents shall be void; provided, however, that Parent and MergerSub may without such consent and upon written notice to the Company assign their rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other debt financing source providing financing in connection with the transactions contemplated hereby, which assignment shall not relieve Parent or MergerSub of any of their obligations hereunder.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.3      Choice of Law.  THIS AGREEMENT AND all Actions based upon, arising out of or related to this Agreement or TRANSACTIONS CONTEMPLATED THEREBY SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING LENDER-RELATED PARTIES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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Section 6.4      Consent to Jurisdiction and Service of Process.  ALL JUDICIAL PROCEEDINGS OR OTHER ACTIONS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE).  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE; (II) WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN SUCH COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH Section 6.5; AND (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE DEBT COMMITMENT LETTER) OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING, OR SUPPORT THE BRINGING OF, ANY ACTION, CLAIM OR COUNTERCLAIM, WHETHER IN LAW OR IN EQUITY, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AGAINST THE LENDER-RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN THE COUNTY OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 6.5      Notices.  All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”), (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

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If to Parent or, after the Closing, the Company, to:

Constant Contact, Inc.

1601 Trapelo Road
Waltham, Massachusetts 02451

Attn: Frank Vella, Chief Executive Officer

E-mail: frank.vella@constantcontact.com

With copies (which will not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attn: Mehdi Khodadad and Scott Williams

E-mail: mkhodadad@sidley.com and swilliams@sidley.com

If to the Company prior to the Closing, to:

SharpSpring, Inc.

5001 Celebration Pointe Avenue

Attention:  Richard Carlson

E-mail: rick@sharpspring.com

With copies (which shall not constitute notice) to:

Godfrey & Kahn, S.C
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202

Attn: C.J. Wauters

E-mail: cwauters@gklaw.com

Section 6.6      Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 6.7      Fees and Expenses.  Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment banking, advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that Parent shall be responsible for all filing fees in connection with any filings, applications or submissions under the HSR Act and any other applicable Antitrust Law.

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Section 6.8      Entire Agreement.  This Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, promises, statements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 6.9      Interpretation.  When a reference is made to an Article, Section, subsection, clause, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, subsection, clause, Schedule, Annex or Exhibit of or to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”.  Any references to the masculine, feminine or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires.  Any reference to this “Agreement” or any other agreement, document or other contract referred to herein or on any annex, schedule or exhibit hereto shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or contract, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, together with all annexes, schedules and exhibits to this Agreement or such other agreement, document or contract (as the case may be), in each case unless the reference specifically provides otherwise.  The terms “Dollars” and “$” mean United States Dollars, and all payments to be made by Parent, MergerSub or the Company under or pursuant to any provision of this Agreement shall be made in United States Dollars.  Information, documents and materials relating to the Stockholders, the Awardholders, the Company or its Subsidiaries or any other matter shall be considered “made available” or “provided” (or words or phrases of a similar import or nature) to Parent as of the date of this Agreement if such information, documents and/or materials have been posted to the electronic data room established by the Company prior to the date of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.10    Disclosure.  Any exception, qualification or other disclosure set forth on the Company Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter is disclosed  in sufficient detail  so as to make reasonably apparent on its face to a reader of such disclosure that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure makes reference to such other representations, warranties or covenants or any of their Section references.  The inclusion of information in any of the Company Disclosure Schedules shall not be construed as an admission that such information is material to the Business, the Company or any of its Subsidiaries.

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Section 6.11    Waiver and Amendment.  Any provision of this Agreement may be amended, supplemented, waived or modified if, and only if, any such amendment, supplement or modification is in writing and signed by the Company and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of the Company Requisite Vote at the Company Stockholders Meeting, no amendment may be made which decreases the Per Share Merger Consideration.  No failure or delay by any party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

Section 6.12    Counterparts; Facsimile and PDF Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile and portable document format signatures shall be deemed originals.

Section 6.13    No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that each Company Indemnitee shall be a third-party beneficiary of Section 4.6.

Section 6.14    Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 6.15    Non-Recourse.  This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and (b) except as provided in the Support Agreement and the Restrictive Covenant Agreements, no past, present or future director, manager, officer, employee, incorporator, member, general partner, limited partner, stockholder, Optionholder, RSUholder, trustee, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction Documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution or performance of this Agreement.  Nothing in this Section 6.15 shall be deemed to alter, modify, replace or limit the terms, provisions and agreements set forth in Section 6.1.

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Section 6.16    Specific Performance.

(a)        The Company, Parent and MergerSub acknowledge and agree that (x) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, and (y) remedies at law would not be adequate to compensate the non-breaching party.  Accordingly, each of the Company, Parent and MergerSub agree that, prior to any valid termination of this Agreement in accordance with Section 5.1(a) and subject in all respects to this Section 6.16 each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement (including any breach or threatened breach of Section 4.18(b)) and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.  The right to equitable relief, including specific performance and injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement except as provided in this Section 6.16 and, following a termination of this Agreement, in Section 5.1(a).  Each of the Company, Parent and MergerSub hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.  Each of the Company, Parent and MergerSub hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, are invalid, are contrary to Law or are inequitable for any reason.  The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Parent or MergerSub would have entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement or otherwise, while a Party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance that results in the Closing, on the one hand, and the payment of any monetary damages whatsoever, on the other hand or (B) both the payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee and/or any amount, if any, as and when due pursuant to the terms hereof, on the other hand.

(b)        Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to an injunction or specific performance, prior to the termination of this Agreement in accordance with Article V, of Parent's obligation to cause the Closing to occur if, and only if, (i) all of the conditions set forth in Section 3.1 and Section 3.2 have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement (other than those conditions that by their nature are only capable of being satisfied on the Closing Date, but provided that such conditions are capable of being satisfied if the Closing were to occur on such date and the date on which the Closing would occur if the remedy herein were granted), (ii) the Debt Financing has been funded in accordance with the terms thereof, or are capable of being funded in accordance with the terms thereof, (iii) Parent and MergerSub are required to consummate the Merger in accordance with Section 1.2 and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing and if such specific performance is granted pursuant to this Section 6.16(b) and if the Debt Financing are funded, then the Closing would occur.  For the avoidance of doubt, if Parent is in breach of Section 4.18(b) such that Parent is not permitted to terminate the Agreement under Section 5.1(a)(ii) and the Company brings an action for specific performance in accordance with this Section 6.16(b) then the Outside Date shall be extended as long as such action is pending and Parent is in such breach of Section 4.18(b).

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Section 6.17    Limited Disclosure.  Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), the Company, the Stockholders, the Awardholders and Parent (and any employee, representative or other agent of the foregoing) may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment and structure of the transactions contemplated by this Agreement (including opinions or other tax analyses that are provided to any of them relating to such tax treatment and tax structure).  For this purpose, tax treatment and tax structure shall not include (a) the name of, or any other identifying information regarding the Stockholders, the Awardholders or Parent (or any affiliate thereof), (b) any specific pricing information or (c) other nonpublic business or financial information (including, without limitation, the amount of any fees, expenses, rates or payments) that is not relevant to an understanding of the tax treatment of the transactions contemplated by this Agreement.

Section 6.18    Definitions.

For purposes of this Agreement, the following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 6.18.  Each term used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith that is not defined in this Section 6.18 has the meaning assigned to such term in the Section indicated in the index of defined terms preceding the text of this Agreement.

“Acquisition Proposal” means any bona fide inquiry, indication of interest, proposal or offer from any Person (other than Parent, MergerSub and any of their Affiliates) relating to (a) the purchase or acquisition, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the Ordinary Course of Business) that account for twenty percent (20%) or more of the Company’s consolidated assets or from which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are derived or (ii) twenty percent (20%) or more of the outstanding Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, (b) any tender offer or exchange offer that, if consummated, would result in any person, persons or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding shares of Company Common Stock or (c) any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction (or series of transactions) to which the Company or any of its Subsidiary is a party pursuant to which (i) any person, persons or group (or the shareholders of any such person(s)) would own, directly or indirectly, twenty percent (20%) or more of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (ii) the owners of outstanding shares of Company Common Stock immediately prior to such transaction (or series of transactions) would own less than eighty percent (80%) of the voting securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

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“Action” means any action, arbitration, assessment, audit, subpoena, hearing, mediation, examination, charge, claim, complaint, demand, grievance, investigation, inquiry, petition, suit or other proceeding, whether civil or criminal, in law or in equity, brought by or before any Governmental Entity, mediator or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Award” means any Option and any RSU.

“Awardholder” means any Person that holds one or more outstanding Awards as of immediately prior to the Closing.

“Business” means the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as the same may be amended or modified).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company Data ” means all confidential data, information, and data compilations contained in the Company IT Systems or any databases of the Company and any of its Subsidiaries, including Personal Data, that are used by, or necessary to the Business of, the Company and any of its Subsidiaries.

“Company Disclosure Schedules” means the “Company Disclosure Schedules” which are attached hereto and delivered by the Company to Parent and MergerSub pursuant to this Agreement.

“Company Owned IP” means all Intellectual Property (including any Registered IP) owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Privacy Policies ” means any (a) internal or external past or present data protection, data usage, privacy and security policies of the Company and any of its Subsidiaries, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company and any of its Subsidiaries as a result of any certification relating to privacy, security, or the Processing of Personal Data.

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“Company SEC Documents” means, collectively, the Company’s Annual Report on Form 10-K, filed with the SEC March 30, 2021, the Company’s latest Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2021, and each Form 8-K filed with the SEC since January 1, 2021, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as the same may have been amended since the date of their filing and prior to the date of this Agreement.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Termination Fee” means an amount equal to $7,046,778.

“Comparable Confidentiality Agreement”  means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Acquisition Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 4.7.

“Contract” means any written agreement, bond, commitment, contract, indenture, instrument, lease, license, purchase order or sublicense.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures”  means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines, recommendations or requirements by any Governmental Entity (in the case of recommendations, widely followed by the Company’s peer companies) in response to COVID-19.

“Data Processor”  means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company and any of its Subsidiaries.

“Debt Financing” means the receipt by Parent of funds under the Existing Parent Facility or any Alternative Debt Financing, as the case may be, that, together with cash on hand of Parent as of the Closing, are sufficient to pay the Required Closing Amount.

“Employee Benefit Plan” means any plan, program, policy, practice, Contract or arrangement, whether written or unwritten, providing benefits or compensation (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, supplemental unemployment, retention, stock purchase, stock option or other equity-related award, severance, employment, change of control or fringe benefit plan, legal services arrangement, program, policy, practice or Contract for the benefit of any Company employee (or dependent thereof), in any case (i) that is sponsored, maintained or contributed to by the Company or its ERISA Affiliates, (ii) to which any Company or any of its ERISA Affiliates is a party, or (iii) with respect to which the Company has any liability (including contingent liability).

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“Encumbrance” means any charge, covenant, easement, encumbrance, pledge, security interest, mortgage, deed of trust, hypothecation or lien, license, option, right of first refusal, right-of-way, title defect, encroachment, or other similar encumbrance or lien, including any agreement to enter into or grant any of the foregoing, whether imposed by Contract or Law.

“Environmental Law” means any Law in effect as of the Closing Date, relating to the use, storage, treatment, generation, transportation, release or disposal of, or exposure to, Hazardous Materials.

“Environmental Permit” means any material permit, license, approval, registration, notification, exemption, consent or other authorization required by Environmental Law.

“Equity Interests” means (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary of the Company; (ii) options, warrants, calls, rights, profits interests, stock appreciation rights or other rights or arrangements entitling any Person to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interests (including any voting debt) in, the Company or any Subsidiary of the Company; (iii) contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Subsidiary of the Company or (iv) obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity interests (including any voting debt) in, the Company or any Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any Person which is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Existing Parent Facility” means Parent’s existing delayed draw term loan.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, board, bureau, commission, court, department, political subdivision, tribunal or other instrumentality thereof.

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“Hazardous Material” means any hazardous substance, hazardous waste, chemical, material, pollutant, or contamination that is regulated by an Environmental Law, including any petroleum product or petroleum-based contaminant, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos-containing materials, radon or any other radioactive materials, including any source, special nuclear or by-product material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or securities (other than ordinary course trade accounts payable which are not past due), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person, and all accrued current liabilities of such Person), (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness), (d) letters of credit, but only to the extent drawn, all non-contingent obligations of such Person to reimburse any bank in respect of amounts paid under banker’s acceptances, bid bonds, performance bonds, and other financial guarantees issued for the account of such Person, (e) interest rate protection agreements, hedging or swap obligations or similar arrangements, (f) contingent purchase price obligations or earnout obligations in connection with any acquisition, (g) all obligations of the type referred to in clauses (a) through (f) of any other Person the payment of which such Person is liable as obligor, guarantor, surety or otherwise (but only to the extent such Person is found to be liable), (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Encumbrance) and (i) all interest, premiums, penalties and other amounts owing in respect of the items described in clauses (a) through (g).

“Information Security Program ” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company and any of its Subsidiaries or Data Processors; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse or unauthorized access to and Processing of Company Data, Company IT Systems and the Systems of any Data Processor.

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“Intellectual Property” means all rights, title and interest in or relating to or arising from any proprietary right, whether protected, created or arising under any Law throughout the world, including: (a) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (b) all trademarks, service marks, trade names, brand names, trade dress rights, corporate names, logos, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) all Internet domain names, URLs, web site addresses, Internet Protocol addresses, social media accounts and handles; (d) all copyrights and all works of authorship, database and design rights, whether or not published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (e) all know-how, trade secrets and confidential ideas and information, including such rights in inventions (whether or not reduced to practice), customer and supplier lists, technical information, proprietary information, processes, formulae, databases and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise and (f) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing.

“Interim Balance Sheet” means that certain unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2021.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, a deliberate action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching party should have known would result in a material breach of such agreement or covenant.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Parent” means the actual knowledge of Frank Vella and Michael Pellegrino.

“Knowledge of the Company” means the actual knowledge of Richard Carlson, Travis Whitton and Aaron Jackson.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, administrative interpretation, directive, requirement, assessment or writ, in any such case, of any applicable Governmental Entity.

“Malicious Code ” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

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“Material Adverse Effect” means any state of facts, condition, change, development, event or effect (each, an “Effect”) that, individually or in the aggregate, (i) has had, or would reasonably expected to have, a material adverse effect on the business, properties, rights, assets operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, but shall exclude any Effect to the extent relating to or arising out of (a) business or economic conditions in the world or the industries in which the Company or any of its Subsidiaries operates, (b) the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates), (c) national or international political or social conditions, including the engagement by any country, state, republic, union or sovereignty in hostilities (or any escalation or worsening of such hostilities), whether or not pursuant to the declaration of a national emergency or war, any civil hostilities (including any civil war, civil unrest, rebellion or similar uprising) or the occurrence of any military or terrorist attack upon any country, state, republic, union or sovereignty, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any country, state, republic, union or sovereignty, (d) any conditions resulting from natural disasters, (e) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, without limitation, any COVID-19 Responses), (f) changes in GAAP or any accounting standards or policies, (g) changes in Law or other directives issued by any Governmental Entity, (h) actions taken by any Person in connection with this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, or which are attributable to the announcement of this Agreement and the transactions contemplated hereby; provided, however, that this clause (h) shall not apply with respect to (A) the representations and warranties (in whole or in relevant part) made by the Company in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, (B) the closing condition in Section 3.2(a) to the extent related to such representations or warranties or (C) the performance by the Company of its obligations under the first sentence of Section 4.1; or (i) the failure of the financial or operating performance of the Company or any of its Subsidiaries to meet projections, forecasts or budgets for any period (provided that Parent shall be permitted to take into account the underlying cause of any such failures in determining whether a Material Adverse Effect has or would reasonably be expected to occur), in the case of each of clauses (a) through (g), to the extent (and solely to the extent) the Company and its Subsidiaries are disproportionately affected thereby in an adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business and (ii) prevent, impair or materially delay the ability of the Company from entering into or performing its obligations under this Agreement and the Transaction Documents to which it is a party or consummate the transactions contemplated thereby or thereby.

“Off-the-Shelf Licenses” means licenses for commercial, “off-the-shelf” software granted to the Company or any of its Subsidiaries on standard, non-discretionary terms and conditions for an annual or one-time license fee of no more than $5,000.

“Option” means any option to purchase shares of Common Stock granted by the Company.

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“Optionholder” means any Person that holds one or more outstanding Options as of immediately prior to the Closing.

“Order” means any order, writ, assessment, settlement, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business consistent with past practices, including any commercially reasonable deviations therefrom due to COVID-19 Measures.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with the Merger.

“Parent Termination Fee” means an amount equal to $11,709,392.

“Paycheck Protection Program” means the Paycheck Protection Program under the CARES Act.

“Permitted Encumbrances” means (a) all statutory or other liens for Taxes which are not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) all cashiers’, landlords’, workmen’s’, repairmen’s’, mechanics’, warehousemen’s’ and carriers’ liens and other similar liens imposed by Law, incurred in the Ordinary Course of Business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) all pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) for which there is no default on the part of the Company or any of its Subsidiaries; (d) all leases, subleases, licenses or sublicenses of real property to which the Company or any of its Subsidiaries is a party and liens securing such leases, subleases, licenses or sublicenses; (e) all purchase money liens (including, without limitation, liens securing obligations to pay the deferred and unpaid purchase price of property acquired by the Company and/or any of its Subsidiaries in the Ordinary Course of Business); (f) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities having jurisdiction over the applicable real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the applicable Company and its Subsidiaries, which do not and would not reasonably be expected to materially interfere, individually or in the aggregate, with the present use of any of the properties or assets of the Company or any of its Subsidiaries; (g) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other Encumbrances that do not and would not reasonably be expected to materially impair, individually or in the aggregate, the current use or value of any of the properties or assets of the Company or any of its Subsidiaries; (h) matters which would be disclosed by an accurate survey or inspection of real property which do not and would not reasonably be expected to materially impair, individually or in the aggregate, the occupancy or current use of the real property they encumber; and (i) Encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with such bank or other financial institution.

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“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Personal Data ” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“PPP Loan” means that certain Promissory Note, dated as of April 21, 2020, between the Company, as borrower, and Western Alliance Bank, as lender, obtained in accordance with and pursuant to the Paycheck Protection Program.

“Preferred Stock” means the Company’s preferred stock, $0.001 par value per share.

“Privacy Requirements ” means any and all Laws, Contracts, and industry standards relating to the protection or Processing of Personal Data that are applicable to the Company and any of its Subsidiaries, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; the Children’s Online Privacy Protection Act (“COPPA”) 15 U.S.C. § 6501, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679);  U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Data applicable to the Company and any of its Subsidiaries; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

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“Processing,” “Process,” or “Processed ” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data.

“Required Withholding Amounts” means any amounts that are required by applicable federal, state, local or foreign withholding Laws to be withheld by the Company or any of its Subsidiaries from a payment to which a Person is entitled under this Agreement and that are payable to Taxing Authorities pursuant to such withholding Laws.

“RSU” means a restricted stock unit with respect to one shares of Common Stock granted by the Company.

“RSUholder” means any Person that holds one or more outstanding RSUs as of immediately prior to the Closing.

“SBA” means the U.S. Small Business Administration.

“Security Incident ” means any unauthorized Processing of Company Data or any unauthorized access to the Company IT Systems, or any incident that may require notification to any Person under Privacy Requirements.

“Solvent” means, with respect to any Person on any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Specified Company Executives” means, collectively, Richard Carlson, Travis Whitton and Aaron Jackson.

“Specified Loan Documents” means, collectively, (a) (i) that certain Loan Agreement dated March 21, 2016, by and among the Company, certain subsidiaries of the Company and Western Alliance Bank, (ii) that certain Intellectual Property Security Agreement dated March 21, 2016, by and among the Company, certain subsidiaries of the Company and Western Alliance Bank, and (iii) those certain Loan and Security Modification Agreements dated June 24, 2016, October 25, 2017, April 30, 2018 and March 21, 2019 by and among the Company, certain subsidiaries of the Company and Western Alliance Bank, in each case as may be amended, supplemented, amended and restated or otherwise modified from time to time, and (b) that certain Promissory Note dated April 21, 2020 made by SharpSpring Technologies, Inc. to Western Alliance Bank, as may be amended, supplemented, amended and restated or otherwise modified from time to time.

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“Stockholder” means any holder of Shares immediately prior to the Effective Time.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (b) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity as of such time.

“Superior Offer” means any bona fide, written Acquisition Proposal that (a) was not obtained or made as a result of a breach of Section 4.7, and (b) contains terms and conditions that the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, having taken into account the likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal and any changes to this Agreement proposed by Parent, to be more favorable from a financial point of view to the Company’s Stockholders than the Merger (after giving effect to any changes to this Agreement proposed by Parent); provided, however, the references to 20% in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “51%” and references to 80% shall be to “20%”.

“Tax” means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, unclaimed property, environmental, disability, employment, payroll, severance, withholding or other tax of any kind whatsoever, and any interest, additions, surcharges, fees or penalties related thereto.

“Tax Return” means a report, return, statement, declaration, election, form or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including schedules and attachments thereto and any amendments thereof.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Transaction Documents” means, collectively, this Agreement, the Stockholder Support Agreement, and all other agreements, certificates, and documents entered into in connection with the Merger and the other transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PARENT: CONSTANT CONTACT, INC.

By:	/s/ Frank Vella
Name:	Frank Vella
Title:	Chief Executive Officer

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MERGERSUB: GROOVE MERGER SUB, INC.

By:	/s/ Frank Vella
Name:	Frank Vella
Title:	Chief Executive Officer

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COMPANY: SHARPSPRING, INC.

By:	/s/ Aaron Jackson
Name:	Aaron Jackson
Title:	Chief Financial Officer

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RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of June ___, 2021, by and between (i) Constant Contact, Inc., a Delaware corporation (“Parent”), and (ii) [●], an individual (“Covenantor”).  Parent and Covenantor are sometimes referred to herein each as a “Party” or collectively the “Parties”.  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Groove Merger Sub, Inc., a Delaware corporation, and SharpSpring, Inc., a Delaware corporation (the “Company”), are entering into that certain Agreement and Plan of Merger, dated as of June ___, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which upon the terms and subject to the conditions set forth therein, Merger Sub shall be merged with and into the Company at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue to exist as a wholly owned subsidiary of Parent (the “Transaction”);

WHEREAS, Covenantor is a key employee of the Company and its Subsidiaries and significant direct equityholder of the Company and has obtained and developed extensive and valuable knowledge and confidential and proprietary business and trade secret information concerning the Company and its Subsidiaries, including information concerning the Company’s and its Subsidiaries’ products, research and development, technologies, customers, markets, partners, employees and other business areas, and has developed the customer relationships and other goodwill of the Company and its Subsidiaries;

WHEREAS, Covenantor shall benefit substantially from the Transaction, will receive significant monetary consideration as a result of the Transaction, and therefore has a material economic interest in the consummation of the Transaction;

WHEREAS, Parent and Covenantor mutually desire that the entire goodwill of the Company and its Subsidiaries be transferred to Parent in connection with the Transaction and acknowledge that Parent’s failure to receive the entire goodwill contemplated by the Transaction would have the effect of reducing the value of the Company and its Subsidiaries; and

WHEREAS, Parent has requested that, as a condition to signing the Merger Agreement, and in order to enable Parent to secure more fully the benefits of the Transaction, including the goodwill of the Company and its Subsidiaries, Covenantor execute and deliver this Agreement.  Covenantor has agreed to execute and deliver this Agreement in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, with all of the attendant financial benefits to Covenantor.

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AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Covenantor agrees as follows:

1.         Effectiveness

.  This Agreement will become effective as of the Closing.  If the Merger Agreement is terminated prior to the Closing, this Agreement shall automatically and simultaneously terminate with the termination of the Merger Agreement and be of no further force or effect.

2.         Noncompetition; Nonsolicitation and Nondisparagement

.

2.1.      Covenantor agrees that for a period starting with the Closing Date and ending on the third (3rd) year anniversary of the Closing Date (“Restricted Period”), Covenantor will not, and shall cause his  Affiliates not to, directly or indirectly, whether paid or not:

(i)         without prior disclosure to and written consent of Parent’s Board of Directors, (A) serve as a partner, principal, employee, consultant, officer, director, manager, member, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (B) own, purchase, organize or take preparatory steps for the organization of, or (C) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate with, any business, operation, corporation, partnership, association, agency or other entity or person that engages in, or is planning to engage in, the Restricted Business.  For the purpose of this Agreement, the “Restricted Business” means the business conducted by the Company and its Subsidiaries as of the Closing, including developing, marketing, distributing, selling and providing marketing automation solutions or display retargeting platforms.  The foregoing covenant shall cover Covenantor’s activities in every part of the Territory.  “Territory” shall mean (1) the United States of America, (2) the United Kingdom, (3) the Netherlands, (4) South Africa, (6) Luxembourg, (7) Switzerland, (8) Canada, (9) Brazil and (10) any other country where the Company and its Subsidiaries conduct Restricted Business as of the Closing Date.  Nothing in this section prohibits Covenantor from holding, directly or indirectly, up to two percent (2%) of any securities of a firm or company that are quoted on a national securities exchange or interdealer quotation system.

(ii)        encourage, induce, attempt to induce, solicit or attempt to solicit (on Covenantor’s own behalf or on behalf of any other entity or Person) any Specified Counterparty (as defined below), or other contracting party with the Company or any of its Subsidiaries (including, but not limited to, developers, suppliers, vendors, distributors, partners or resellers), to terminate, diminish or materially alter in a harmful manner its or their relationship or potential relationship with the Company, any of its Subsidiaries or Parent.  For the purpose of this Agreement, “Specified Counterparty” means any entity or Person who or which, at any time during the two (2)-year period prior to the Closing Date (A) contracted for, was billed for, or received from the Company or any of its Subsidiaries any product, service or process; (B) was in contact with Covenantor or in contact with any other employee, owner, or agent of the Company or any of its Subsidiaries, of which contact Covenantor was or should have been aware, concerning any product, service or process of the Company or any of its Subsidiaries; or (C) was solicited by the Company or any of its Subsidiaries in an effort in which Covenantor was involved or should have been aware, concerning any product, service or process of the Company or any of its Subsidiaries;

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(iii)       (A) encourage, induce, attempt to induce, solicit or attempt to solicit (on Covenantor’s own behalf or on behalf of any other entity or person) any Specified Employee (as defined below) to terminate his, her, or its employment or service provider relationship with the Company or any of its Subsidiaries or Parent (provided, however, nothing in this clause (A) prohibits Covenantor or Covenantor’s Affiliates from placing advertisements seeking applicants for employment or engagement and/or engaging a third party recruiter to identify such applicants, so long as no Specified Employee is intentionally targeted) or (B) hire, or facilitate the hiring of, any Specified Employee.  For the purpose of this Agreement, “Specified Employee” means any employee, contractor, consultant, or service provider of the Company or any of its Subsidiaries or Parent who was an employee, contractor, consultant, or service provider of the Company or any of its Subsidiaries as of the Closing Date; or

(iv)       make or publish, verbally or in writing, any statements concerning the Company or any of its Subsidiaries or their respective Affiliates (including Parent and, for purposes of this Section 2.1(iv), Clearlake Capital Group, L.P. and the funds it manages), or any of their respective directors, officers, shareholders or employees, which statements are or reasonably may be construed as being injurious or inimical to the best interests of the Company or any of its Subsidiaries or such Affiliates, or any of their respective directors, officers, shareholders or employees, including statements alleging that the Company or any of its Subsidiaries or any such Affiliate, or any of their respective directors, officers, shareholders or employees, have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, Covenantor shall not be in breach of this Section 2.1(iv) as a result of any statements that are required by applicable Law or that are required by any Governmental Body or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such holder; provided, however, that such Covenantor shall give advance written notice of such compelled statements to Parent’s Board of Directors, and shall cooperate with Parent in connection with any efforts to prevent or limit the scope of such statements; and provided further, that such Covenantor shall disclose only that portion of such statements which such Covenantor is advised by its counsel is legally required to be disclosed.

2.2.      Acknowledgements.  Covenantor acknowledges that the time, geographic and scope limitations of Covenantor’s obligations under Section 2.1 above are fair and reasonable in all respects, especially in light of Parent’s need to protect its interest in the Restricted Business and the scope and nature of the Company and its Subsidiaries, and that Covenantor will not be precluded from gainful employment if Covenantor is obligated not to compete with Parent and the Company and its Subsidiaries or solicit its employees, customers or others during the Restricted Period and within the Territory as described above.

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2.3.      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

3.         Post-Closing Confidentiality

3.1.      From and after the Closing, Covenantor shall, and shall cause its Affiliates and its and their respective representatives to, hold in confidence any and all information and materials, whether in written, verbal, graphic or other form, disclosed by or on behalf of the Company and its Subsidiaries, Parent or any of their respective Affiliates (collectively, “Confidential Information”), except that Covenantor shall not have any obligation under this Section 3 with respect to any Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by Covenantor, any of its Affiliates or any of his, her or its or their respective representatives of their respective obligations under this Section 3 or (ii) is provided to such Covenantor or any of Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Parent, the Company and its Subsidiaries or any of their respective Affiliates.

3.2.      Covenantor shall, and shall cause its Affiliates and its and their respective representatives to, take the same degree of care to protect the Confidential Information that such Person uses to protect his, her or its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

3.3.      Notwithstanding the foregoing, Covenantor shall not be in breach of this Section 3 as a result of any disclosure of Confidential Information that is required by applicable Law or that is required by any Governmental Body or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such holder; provided, however, that such Covenantor shall give advance written notice of such compelled disclosure to Parent, and shall cooperate with Parent in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that such Covenantor shall disclose only that portion of such Confidential Information which such Covenantor is advised by its counsel is legally required to be disclosed.

3.4.      Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Covenantor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.5.      Such Covenantor agrees to accept responsibility for any breach of this Section 3 by any of its Affiliates or any of its or their respective Representatives.

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4.         Warranty and Freedom to Contract.  Covenantor warrants that Covenantor is under no legal disability that would prevent Covenantor from entering into this Agreement and from complying with all of its provisions to their fullest extent.

5.         Remedy for Breach and Right to Injunction.  Notwithstanding other provisions of this Agreement, Covenantor agrees that damages in the event of a breach by Covenantor of Section 2 of this Agreement would be difficult if not impossible to ascertain and an inadequate remedy, and that Parent and the Company and its Subsidiaries would suffer irreparable harm.  Accordingly, it is therefore agreed that Parent and the Company and its Subsidiaries, in addition to and without limiting any other remedy or right they may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach, without any requirement to post a bond.  The existence of this right shall not preclude Parent, the Company or any of its Subsidiaries from pursuing any other rights and remedies at law or in equity that they may have, including recovery of damages for any breach of such sections.

6.         Terms of this Agreement; Right to Separate Counsel.  Covenantor acknowledges by the execution of this Agreement that (a) Covenantor has read all of the terms herein and agrees they are necessary for the reasonable and proper protection of Parent’s investment in the Company and its Subsidiaries, and (b) each and every covenant and restraint in this Agreement is reasonable.  Covenantor acknowledges that Covenantor has been advised by Parent that Covenantor is entitled to have this Agreement reviewed by counsel of Covenantor’s choice, and Covenantor has done so.

7.         Miscellaneous.

7.1.      No Waiver.  The failure of Parent to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasions, will not be construed as a waiver, nor deprive Parent of the right to require strict compliance thereafter with the same.

7.2.      Assignment.  Covenantor’s obligations under this Agreement are personal in nature and may not be assigned or transferred; provided, that Parent may transfer or assign this Agreement to a third party that directly or indirectly acquires Parent, the Company or any of its Subsidiaries or a business unit of Parent or the Company or any of its Subsidiaries in which Covenantor works.  In the event Parent directly or indirectly transfers or assigns this Agreement to a third party, such transferee or assignee will be entitled to enforce this Agreement in full, including without limitation, the noncompetition and nonsolicitation provisions contained herein.

7.3.      Governing Law; Jurisdiction.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of this Agreement shall be brought exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, action, or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware in connection with any suit, action, or proceeding seeking to enforce any provision of this Agreement; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such suit, action, or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such suit, action, or proceeding has been brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in the Merger Agreement shall be deemed effective service of process on such Party.

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7.4.      Attorneys’ Fees.  Covenantor shall indemnify Parent from any and all reasonable costs, fees, or expenses incurred by Parent (including, but not limited to, reasonable attorneys’ fees) in successfully enforcing the terms of this Agreement against Covenantor (including, but not limited to, a court partially or fully granting any application, motion, or petition by Parent for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction).

7.5.      Third Party Beneficiary.  Parent and its Affiliates, including the Company and its Subsidiaries, are intended third party beneficiaries of this Agreement and may enforce its terms at their discretion.

7.6.      Counterparts; Entire Agreement and Modification.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered electronically in portable document format (.pdf).  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  This Agreement contains the entire agreement of the Parties with regard to the subject matter hereof, and may only be changed or modified by a writing signed by Parent and Covenantor; provided, however, that this Agreement is in addition to, and shall not supersede, terminate, or replace any other restrictive covenant provisions or similar agreements previously entered into, or entered into in the future, by and between Covenantor, on the one hand, and the Company or its Subsidiaries or Parent, on the other hand.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth each Party’s respective signature.

PARENT:

Constant Contact, Inc.

By:

Name:

Title:

[Restrictive Covenant Agreement]

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COVENANTOR:

[●]

Date:

[Restrictive Covenant Agreement]

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